QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Oshkosh Truck Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Oshkosh Truck Corporation

December 20, 2007

Dear Fellow Oshkosh Truck Shareholder:

              You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, February 5, 2008 at 10:00 a.m. (Central Standard Time) at the Fox Cities Performing Arts Center, 400 West College Avenue, Appleton, Wisconsin.

              At the Annual Meeting, we will ask you to: (1) elect twelve directors, (2) vote to amend our Restated Articles of Incorporation to change our corporate name from "Oshkosh Truck Corporation" to "Oshkosh Corporation", (3) ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2008, (4) vote on a shareholder proposal, if properly presented at the Annual Meeting, and (5) take action upon any other business as may properly come before the Annual Meeting.

              We also will review our progress during the past year and answer your questions.

              The accompanying materials include the Notice of Annual Meeting of Shareholders and Proxy Statement. The Proxy Statement describes the business that we will conduct at the Annual Meeting. It also provides information about us that you should consider when you vote your shares.

              This year, we are pleased to announce that we are taking advantage of the new Securities and Exchange Commission rule that authorizes companies to furnish proxy materials to their shareholders over the Internet. This process expedites the delivery of proxy materials, materials remain easily accessible to shareholders, and shareholders receive clear instructions for receiving materials and voting.

              On December 20, 2007, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders' use of this new process, including how to access our 2007 Proxy Statement and Annual Report and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report, if you received only a Notice of Internet Availability of Proxy Materials this year, or (ii) elect to receive your Proxy Statement and Annual Report only over the Internet, if you received them by mail this year.

              It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, we hope that you will vote on the matters to be considered. You may vote your shares over the Internet or by a toll-free telephone number. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials.

Sincerely,

Robert G. Bohn Chairman and Chief Executive Officer	Bryan J. Blankfield Executive Vice President, General Counsel and Secretary

Oshkosh Truck Corporation

December 20, 2007

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

              The 2008 Annual Meeting of Shareholders of Oshkosh Truck Corporation will be held at the Fox Cities Performing Arts Center, 400 West College Avenue, Appleton, Wisconsin, on Tuesday, February 5, 2008 at 10:00 a.m. (Central Standard Time) for the following purposes:

    1.
    To elect our Board of Directors;

    2.
    To vote on a proposal to amend our Restated Articles of Incorporation to change our corporate name from "Oshkosh Truck Corporation" to "Oshkosh Corporation";

    3.
    To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2008;

    4.
    To vote on a shareholder proposal, if properly presented at the Annual Meeting; and

    5.
    To consider and act upon such other business as may properly come before the Annual Meeting.

              Shareholders of record at the close of business on December 12, 2007 are entitled to vote at the Annual Meeting.

              Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or via the toll-free telephone number, as we describe in the accompanying materials and the Notice of Internet Availability of Proxy Materials. As an alternative, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. No postage is necessary if mailed in the United States. Voting over the Internet, via the toll-free telephone number or mailing a proxy card will not limit your right to vote in person or to attend the Annual Meeting.

By Order of the Board of Directors,

Bryan J. Blankfield Executive Vice President, General Counsel and Secretary Oshkosh Truck Corporation 2307 Oregon Street Oshkosh, WI 54903-2566

PROXY STATEMENT
TABLE OF CONTENTS

VOTING PROCEDURES	1
GOVERNANCE OF THE COMPANY	3
The Board of Directors	3
Nominees	5
Committees of the Board of Directors	8
Committee Membership	8
Audit Committee	8
Executive Committee	8
Governance Committee	9
Human Resources Committee	9
Corporate Governance Documents	10
Policies and Procedures Regarding Related Person Transactions	10
REPORT OF THE AUDIT COMMITTEE	11
Audit and Non-Audit Fees	11
Pre-approval of Services by the Independent Registered Public Accounting Firm	12
STOCK OWNERSHIP	13
Stock Ownership of Directors, Executive Officers and Other Large Shareholders	13
Section 16(a) Beneficial Ownership Reporting Compliance	14
REPORT OF THE HUMAN RESOURCES COMMITTEE	15
EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS	16
Introduction	16
Oversight	16
Compensation Philosophy and Objectives	17
Annual Compensation Plans Design Review	17
Determining Pay Levels	18
Base Salary	18
Annual Cash Incentive Awards	19
Equity-Based Long-Term Incentive Awards	23
Stock Options	24
Performance Share Awards	25
Retirement Benefits	26
Deferred Compensation	26
Certain Perquisites and Benefit Programs	26
Executive Employment and Severance Agreements and Other Agreements	27
Employment Agreements	27
Severance Agreements	27
Stock Ownership Guidelines	28
Tax Treatment of Compensation	28
Conclusion	28
SUMMARY COMPENSATION TABLE	29

ii

GRANTS OF PLAN BASED AWARDS	30
OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2007	31
OPTION EXERCISES AND STOCK VESTED	32
PENSION BENEFITS	33
NON-QUALIFIED DEFERRED COMPENSATION	35
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	36
EXECUTIVE EMPLOYMENT AGREEMENTS	44
DEFERRED COMPENSATION PLAN	46
DIRECTOR COMPENSATION	46
Stock Options	47
Restricted Stock Awards	48
Deferred Compensation Plan	48
PROPOSALS REQUIRING YOUR VOTE	49
Proposal 1: Election of Directors	49
Proposal 2: Amend our Restated Articles of Incorporation to change our corporate name	49
Proposal 3: Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2008	49
Proposal 4: Shareholder Proposal	50
OTHER MATTERS	52
COST OF SOLICITATION	53

iii

PROXY STATEMENT

              We are providing these proxy materials in connection with the solicitation by the Board of Directors of Oshkosh Truck Corporation of proxies to be voted at our 2008 Annual Meeting of Shareholders, which will take place at the Fox Cities Performing Arts Center, 400 West College Avenue, Appleton, Wisconsin, on Tuesday, February 5, 2008 at 10:00 a.m. (Central Standard Time).

              Under rules and regulations that the Securities and Exchange Commission, or SEC, recently adopted, instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner of our Common Stock, we are now furnishing proxy materials, which include our Proxy Statement and Annual Report, to our shareholders over the Internet and providing a Notice of Internet Availability of Proxy Materials by mail. You will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you how you may submit your proxy via telephone or the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

              We are mailing the Notice of Internet Availability of Proxy Materials to shareholders on or about December 20, 2007.

VOTING PROCEDURES

Who Can Vote

              Only holders of record of our Common Stock at the close of business on December 12, 2007, the record date for voting at the Annual Meeting, are entitled to vote at the Annual Meeting. On the record date, 74,219,981 shares of Common Stock were entitled to vote.

Determining the Number of Votes You Have

              Your Notice of Internet Availability of Proxy Materials indicates the number of shares of Common Stock that you own. Each share of Common Stock has one vote.

How to Vote

              Via the Internet – Shareholders can simplify their voting by voting their shares via the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The Internet procedures are designed to authenticate a shareholder's identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

              Internet voting facilities for shareholders of record are available 24 hours a day and will close at 11:59 p.m. (EST) on February 4, 2008. You may access this Proxy Statement and related materials by going to http://www.investoreconnect.com and entering the control number as shown on your Notice of Internet Availability of Proxy Materials. You will then be directed to select a link to www.proxyvote.com where you will be able to vote on the proposals presented here.

              By Telephone – The Notice of Internet Availability of Proxy Materials includes a toll-free number you can call to request printed copies of proxy materials. The printed proxy materials include a different toll-free number that you can call for voting.

              By Mail – Shareholders who receive a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanies the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. Shareholders who hold shares beneficially in street name may vote by mail by requesting a paper proxy card according to the instructions contained in the Notice of Internet Availability of Proxy Materials received from your broker or other agent, and then completing, signing and dating the voting instruction card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

              If you vote via the Internet, by telephone or by mailing a proxy card, we will vote your shares as you direct. For the election of directors, you can specify whether your shares should be voted for all, some or none of the nominees for director listed. With respect to the other items being submitted for shareholder vote, you may vote "for" or "against" any proposal or you may abstain from voting on any proposal.

              If you submit a proxy via the Internet, by telephone or by mailing a proxy card without indicating your instructions, we will vote your shares consistent with the recommendations of our Board of Directors as stated in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials, specifically in favor of our nominees for directors, in favor of the proposal to amend our Restated Articles of Incorporation to change our corporate name, in favor of the ratification of the appointment of Deloitte & Touche LLP as our independent auditors, and against the shareholder proposal, if the shareholder proposal is properly presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, then our officers named on your proxy will have discretion to vote for you on those matters. As of the date of the Notice of Internet Availability of Proxy Materials, we knew of no other matters to be presented at the Annual Meeting.

              At the Annual Meeting – Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the Annual Meeting.

Revocation of Proxies

              You can revoke your proxy at any time before it is exercised at the Annual Meeting by doing any of the following: (1) you can submit a valid proxy with a later date; (2) you can notify our Secretary in writing at the address on the Notice of Annual Meeting of Shareholders that is part of these materials that you have revoked your proxy; or (3) you can vote in person by written ballot at the Annual Meeting.

Quorum

              To carry on the business of the Annual Meeting, a minimum number of shares of Common Stock, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the votes represented by the outstanding shares of our Common Stock. This majority may be present in person or by proxy. Abstentions and "broker non-votes" (when a broker has delivered a proxy that it does not have authority to vote on the proposal in question) are counted as present in determining whether or not there is a quorum.

Required Vote

              Proposal 1: Election of Directors.    The twelve nominees for director who receive the most votes of all votes cast for directors will be elected. If you do not vote for a particular nominee, or if you indicate via telephone, the Internet or on your proxy card that you want to withhold authority to vote for a particular nominee, then your vote will not count for the nominee. Pursuant to our By-Laws, written notice by shareholders of qualifying nominations for election to our Board of Directors must have been received by our Secretary by November 3, 2007. We did not receive any such nominations, and no other nominations for election to our Board of Directors may be made by shareholders at the Annual Meeting.

              If any director nominee decides that he or she does not want to stand for this election, then the persons you name as proxies via telephone, the Internet or in your proxy card will vote for substitute nominees. As of the date of the Notice of Internet Availability of Proxy Materials, we knew of no nominee who did not intend to stand for election.

              Proposal 2: Amend our Restated Articles of Incorporation to change our corporate name from "Oshkosh Truck Corporation" to "Oshkosh Corporation".    The votes cast "for" this proposal must exceed the votes cast "against" to approve the amendment to our Restated Articles of Incorporation to change our corporate name. Abstentions and broker non-votes do not constitute a vote "for" or "against" the proposal and will be disregarded in the calculation of "votes cast."

              Proposal 3: Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2008.    The votes cast "for" must exceed the votes cast "against" to approve the ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2008. Abstentions and broker non-votes do not constitute a vote "for" or "against" the proposal and will be disregarded in the calculation of "votes cast."

              Proposal 4: Shareholder Proposal.    The votes cast "for" the proposal must exceed the votes cast "against" for the proposal to pass. Abstentions and broker non-votes do not constitute a vote "for" or "against" the proposal and will be disregarded in the calculation of "votes cast." The proposal must be properly presented at the Annual Meeting in order to be voted upon.

Voting by Employees Participating in the Oshkosh Truck Employee Stock Purchase Plan

              If you are an employee of Oshkosh Truck Corporation or one of our subsidiaries and participate in our Employee Stock Purchase Plan, your Notice of Internet Availability of Proxy Materials will indicate the aggregate number of shares of Common Stock credited to your account under that Plan as of December 12, 2007, the record date for voting at the Annual Meeting. If you timely submit a proxy via the Internet, by telephone or by mailing a proxy card, your shares will be voted as you have directed.

GOVERNANCE OF THE COMPANY

The Board of Directors

              Our Board of Directors is presently comprised of thirteen directors. Eleven of the directors are not employees of our company, although J. Peter Mosling, Jr. was an employee and officer of our company until his retirement in 1994. Robert G. Bohn, our Chairman and Chief Executive Officer, and Charles L. Szews, our President and Chief Operating Officer, also are directors. Our Board of Directors has determined that each of the eleven non-employee directors does not have a material relationship with us and is independent under New York Stock Exchange ("NYSE") listing standards. Our Board of

Directors has adopted standards to assist in determining the independence of directors. Under these standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director's independence:

1.
A family member of the director is or was an employee (other than an executive officer) of our company.

2.
A director, or a family member of the director, receives or received less than $100,000 during any twelve-month period in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with us). Compensation received by (a) a director for former service as an interim Chairperson or Chief Executive Officer or other executive officer of our company or (b) a family member of the director for service as a non-executive employee of our company need not be considered.

3.
A director, or a family member of the director, is a former partner or employee of our internal or external auditor but did not personally work on our audit within the last three years; or a family member of a director is employed by an internal or external auditor of our company but does not participate in such auditor's audit, assurance or tax compliance practice.

4.
A director, or a family member of the director, is or was an employee, other than an executive officer, of another company where any of our present executives serve on that company's compensation committee.

5.
A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, another company that makes payments (other than contributions to tax exempt organizations) to, or receives payments from, us for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues. Both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year.

6.
A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, a tax exempt organization to which our company's and its foundation's contributions in any single fiscal year do not exceed the greater of $1 million or 2% of such organization's consolidated gross revenues.

7.
A director is one of our shareholders.

8.
A director has a relationship that currently exists or that has existed (including through a family member) with a company that has a relationship with us, but the director's relationship with the other company is through the ownership of the stock or other equity interests of that company that constitutes less than 10% of the outstanding stock or other equity interests of that company.

9.
A family member of the director, other than his or her spouse, is an employee of a company that has a relationship with us but the family member is not an executive officer of that company.

10.
A family member of the director has a relationship with us but the family member is not an immediate family member of the director. An "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares such person's home.

11.
Any relationship that a director (or an immediate family member of the director) previously had that constituted an automatic bar to independence under NYSE listing standards after such relationship no longer constitutes an automatic bar to independence in accordance with NYSE listing standards.

              Our Board of Directors met six times during fiscal 2007. Each director attended 100% of the meetings of the Board and the Committees on which each director served during fiscal 2007. Our Board of Directors has a policy that directors should attend our Annual Meeting of Shareholders. All of the directors attended our 2007 Annual Meeting of Shareholders.

              Our non-management directors, all of whom are independent directors, met in executive session, without the presence of our officers, on four occasions during fiscal 2007. Michael W. Grebe, the Chair of the Governance Committee and our Presiding Director, presided over executive meetings of the non-management directors. If a shareholder or other interested party wishes to communicate with our Board of Directors, the shareholder or other interested party may send correspondence to the Secretary, Oshkosh Truck Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566. Our Secretary will submit the shareholder's correspondence to the Board or the appropriate Committee as applicable. Pursuant to our Corporate Governance Guidelines, Michael W. Grebe, as Chair of the Governance Committee, acts as the Presiding Director of our Board of Directors. Shareholders or other interested parties may communicate directly with the Presiding Director by sending correspondence to Presiding Director, Board of Directors, c/o Secretary, Oshkosh Truck Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566.

              The name, age, principal occupation and length of service of each nominee for election to our Board of Directors, together with certain other biographical information, is set forth below. In light of the fact that Donald V. Fites has reached our mandatory retirement age, Mr. Fites has not been nominated for re-election to the Board. As a result, there will be one vacancy on the Board of Directors. Our Board of Directors has not at this time nominated a candidate to fill the vacancy, but the Governance Committee will continue the process of identifying a qualified candidate. Because that process is not complete, there is one fewer nominee for election to the Board than there are available positions on the Board of Directors. Regardless of this vacancy, you may vote your shares only for the number of nominees for director named in this Proxy Statement.

Nominees

Name	Age	Office, if any, held in our company
J. William Andersen	69
Robert G. Bohn	54	Chairman and Chief Executive Officer
Robert A. Cornog	67
Richard M. Donnelly	64
Frederick M. Franks, Jr.	71
Michael W. Grebe	67
Kathleen J. Hempel	57
Harvey N. Medvin	71
J. Peter Mosling, Jr.	63
Timothy J. Roemer	51
Richard G. Sim	63
Charles L. Szews	51	President and Chief Operating Officer

              J. WILLIAM ANDERSEN – Mr. Andersen has served as a director of our company since 1976 and had been the Executive Director of Development, University of Wisconsin-Oshkosh from 1980 through his retirement in 1994.

              ROBERT G. BOHN – Mr. Bohn joined our company in 1992 as Vice President-Operations. He was appointed President and Chief Operating Officer in 1994. He was appointed our President and Chief Executive Officer in 1997, and Chairman of the Board of Directors in 2000. On October 1, 2007 Mr. Bohn's title was changed to Chief Executive Officer. Prior to joining our company, Mr. Bohn held various executive positions with Johnson Controls, Inc. from 1984 until 1992. He has served as a director of our company since 1995 and is also a director of Graco, Inc. and Menasha Corporation.

              ROBERT A. CORNOG – Mr. Cornog was elected as a director of our company in 2005. Mr. Cornog served as the Chairman of Snap-on Incorporated, a manufacturer of hand tool, diagnostic and equipment solutions for professional tool and equipment users, from 1991 until his retirement in 2002 and President and Chief Executive Officer of Snap-on Incorporated from 1991 to 2001. Mr. Cornog is also a director of Johnson Controls, Inc. and Wisconsin Energy Corporation.

              RICHARD M. DONNELLY – Mr. Donnelly has served as a director of our company since 2001. From 1961 until his retirement in 1999, he held various positions with General Motors Corporation, a manufacturer of motor vehicles, including most recently as President and Group Executive of General Motors, Europe, a division of General Motors Corporation. Mr. Donnelly is an Industrial Partner in Ripplewood Holdings LLC, a private equity investment firm located in New York, New York, where he is responsible for its global automotive supply business. He is also Chairman of Niles Co., Ltd. and Honsel International Technologies S.A., a director of Asahi Tec Corporation, and a Trustee of Colonial Williamsburg Foundation.

              FREDERICK M. FRANKS, JR. – Gen. (Ret.) Franks has served as a director of our company since 1997. He was the Commander of the U.S. Army Training and Doctrine Command from 1991 to 1994 and commanded the U.S. Army VII Corps during Operation Desert Storm. He retired from the Army in 1994. Gen. (Ret.) Franks is self-employed and co-author of Into the Storm, A Study in Command with Tom Clancy. Gen. (Ret.) Franks is also the Chairman of the American Battle Monuments Commission, is President of the Amputee Board of Advisors of the Defense Health Board, and teaches a Battle Command course at West Point.

              MICHAEL W. GREBE – Mr. Grebe has served as a director of our company since 1990. He was a partner in the law firm of Foley & Lardner LLP in Milwaukee from 1977 until his retirement in 2002. Mr. Grebe has served since 2002 as President and Chief Executive Officer of the Lynde and Harry Bradley Foundation, a private foundation based in Milwaukee. Mr. Grebe is also a director of the Lynde and Harry Bradley Foundation and Church Mutual Insurance Company. In addition, Mr. Grebe is a director of the Philanthropy Roundtable, a non-profit organization.

              KATHLEEN J. HEMPEL – Ms. Hempel has served as a director of our company since 1997. She was Vice Chairman and Chief Financial Officer of Fort Howard Corporation, a manufacturer of paper and paper products, from 1992 until its merger into Fort James Corporation in 1997. She is a director of Actuant Corporation and Whirlpool Corporation.

              HARVEY N. MEDVIN – Mr. Medvin has served as a director of our company since 2004. Mr. Medvin was Executive Vice President and Chief Financial Officer of Aon Corporation (and its corporate predecessor), a provider of risk management services and insurance brokerage, from 1982 until his retirement in 2003. He is a director of The Warranty Group, Inc., a subsidiary of ONEX

Corporation. Mr. Medvin is also a director of two non-profit organizations: Evanston Northwestern Health Care and Ravinia Festival.

              J. PETER MOSLING, JR. – Mr. Mosling has served as a director of our company since 1976, having joined our company in 1969. He served in various senior executive capacities during his employment with our company through his retirement in 1994.

              TIMOTHY J. ROEMER – The Board of Directors elected Mr. Roemer as a director of our company in May 2007. Since 2003, Mr. Roemer has served as President of the Center for National Policy, a non-profit, non-partisan public policy organization dedicated to engaging the nation's leaders with practical policy solutions on global security. In addition, Mr. Roemer currently serves as a distinguished fellow at the Mercatus Center at George Mason University, a non-profit research and educational institution dedicated to improving public policy outcomes. He also served as a Trustee of the National Trust for Historic Preservation. In addition, he served the country as a member of the 9/11 Commission. Mr. Roemer was a representative from the State of Indiana in the United States House of Representatives from 1991 until 2003. Mr. Roemer's nomination to the Board was recommended by the Governance Committee based upon a search performed by a third-party search firm at the direction of the Governance Committee.

              RICHARD G. SIM – Mr. Sim has served as a director of our company since 1997. From 1998 until 2003, he was Chairman, President and Chief Executive Officer of APW, Ltd., an electronic contract manufacturer. During 2002, APW, Ltd. completed a recapitalization of its balance sheet by filing in May 2002 a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. Mr. Sim served as Chairman and a member of the board of directors of Actuant Corporation, a manufacturer of hydraulic equipment, from 1987 until 2002.

              CHARLES L. SZEWS – The Board of Directors elected Mr. Szews as a director of our company in May 2007. Mr. Szews joined our company in 1996 as Vice President and Chief Financial Officer. He was appointed Executive Vice President in 1997. On October 1, 2007, Mr. Szews assumed the responsibility of President and Chief Operating Officer of our company. Prior to joining our company, Mr. Szews spent eight years at Fort Howard Corporation holding a series of executive positions. Prior to Fort Howard Corporation, Mr. Szews was an auditor with Ernst & Young serving in various offices and capacities over a ten-year period. Mr. Szews is on the board of directors of Gardner Denver, Inc., a manufacturer of compressed air and gas, vacuum and fluid transfer technologies.

              None of our directors or executive officers has any family relationship with any other director or executive officer.

Committees of the Board of Directors

              Our Board of Directors has four standing committees: the Audit Committee, the Executive Committee, the Governance Committee and the Human Resources Committee. The members and responsibilities of these Committees as of the date of the Notice of Internet Availability of Proxy Materials are set forth below.

Committee Membership (*Indicates Chair)

Audit Committee	Governance Committee
J. William Andersen	Richard M. Donnelly
Michael W. Grebe	Frederick M. Franks, Jr.
Harvey N. Medvin*	Michael W. Grebe*
Richard G. Sim	J. Peter Mosling, Jr.
Timothy J. Roemer
Executive Committee	Human Resources Committee
Robert G. Bohn*	Robert A. Cornog
Michael W. Grebe	Richard M. Donnelly
Kathleen J. Hempel	Donald V. Fites
Harvey N. Medvin	Frederick M. Franks, Jr.
Kathleen J. Hempel*

Audit Committee

              The Audit Committee oversees the fulfillment by management of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It assists Board oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements and our independent registered public accounting firm's qualifications and independence. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. It oversees the activities of our internal audit function, which currently is provided under contract by Ernst & Young, LLP. The Audit Committee has a charter that specifies its responsibilities and the Audit Committee believes it fulfills its charter. All members of the Audit Committee are independent directors as defined under NYSE listing standards and SEC rules. All members of the Audit Committee are financially literate under the applicable NYSE listing standards. Our Board of Directors has determined that Harvey N. Medvin and Richard G. Sim are "audit committee financial experts" as defined under SEC rules.

              The Audit Committee met eight times during fiscal 2007. Our independent registered public accounting firm and internal auditors meet with the Audit Committee with and without representatives of management present. See "Report of the Audit Committee" on page 11.

Executive Committee

              The Executive Committee exercises certain delegated powers and authority to act when a decision is essential and it is not possible to convene a meeting of the full Board in a timely manner. Actions of the Executive Committee require unanimous consent of all members and do not require ratification by the Board, but may be amended, rescinded or revoked by the Board. The Executive Committee did not meet during fiscal 2007. With the exception of Mr. Bohn, the members of the Executive Committee are independent directors as defined under NYSE listing standards.

Governance Committee

              The Governance Committee identifies individuals qualified to become Board members and recommends nominees to the Board for election as directors. It also oversees the evaluation of the performance of the Board, makes recommendations to the Board regarding Board and Committee structure, including Committee charters and corporate governance, and is responsible for conducting an annual Board self-evaluation. The Governance Committee has developed, and the Board adopted, a set of corporate governance guidelines applicable to us. The Governance Committee met four times during fiscal 2007. All members of the Governance Committee are independent directors as defined under NYSE listing standards and SEC rules.

              The Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, officers, third-party search firms and other sources. In evaluating candidates, the Governance Committee considers attributes of the candidate (including strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge) and the needs of the Board. However, the Board and the Governance Committee believe the following minimum qualifications must be met by a director candidate to be recommended as a director nominee by the Governance Committee: (i) each director nominee must display the highest personal and professional ethics, integrity and values; (ii) each director nominee must have the ability to make independent analytical inquiries and to exercise sound business judgment; (iii) each director nominee must have relevant expertise and experience and an understanding of our business environment and be able to offer advice and guidance to our Board of Directors and executives based on that expertise, experience and understanding; (iv) director nominees generally should be active or former chief or other senior executive officers of public companies or leaders of major complex organizations, including commercial, scientific, government, educational and other non-profit institutions; (v) each director nominee must be independent of any particular constituency, be able to represent all shareholders of our company and be committed to enhancing long-term shareholder value; (vi) each director nominee must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business; and (vii) a director nominee may not have attained the age of 72. Our Board and the Governance Committee also believe that at least one director should have the requisite experience and expertise to be designated as an "audit committee financial expert" as defined by applicable rules of the SEC.

              The Governance Committee will review all candidates in the same manner, regardless of the source of the recommendation. The Governance Committee will consider individuals recommended by shareholders for nomination as a director for available seats on the Board if the shareholder complies with the procedures for recommendations described under "Other Matters." Our By-Laws require that shareholders give advance notice and furnish certain information to us if they wish to nominate a person for election as a director.

Human Resources Committee

              The Human Resources Committee's basic responsibility is to assure that the non-employee members of our Board of Directors, the Chief Executive Officer, other executive officers and key management are compensated effectively and in a manner consistent with our stated compensation philosophy and objectives, internal equity considerations, competitive practices and the requirements of the appropriate regulatory bodies. The Human Resources Committee oversees our organizational, personnel, compensation, and benefits policies and practices. It establishes the compensation of executive officers and administers the 1990 Incentive Stock Plan, the 2004 Incentive Stock and Awards Plan and other executive benefit plans. The Human Resources Committee met six times in fiscal 2007. All members of the Human Resources Committee are independent directors as defined under NYSE listing standards.

              The Human Resources Committee has retained the services of an external compensation consultant, Towers Perrin. The mandate of the consultant is to serve us and work for the Human Resources Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends and technical considerations. The nature and scope of services rendered by Towers Perrin on the Human Resources Committee's behalf is described below:

  •
  Analyses of general industry compensation data and updates of trends in executive compensation;

  •
  Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting executive compensation and benefit programs;

  •
  Guidance on overall compensation program structure and executive employment agreement terms; and

  •
  Preparation for and attendance at selected management, committee or Board of Directors meetings.

              The Human Resources Committee has the final authority to hire and terminate the consultant, and the Human Resources Committee evaluates the consultant periodically. Management did not obtain any services from Towers Perrin in fiscal 2007 for matters other than those under the auspices of the Human Resources Committee.

              We provide additional information regarding the Human Resources Committee and our policies and procedures regarding executive compensation, including the role of executive officers in recommending executive compensation, below under "Executive Compensation Compensation Discussion and Analysis."

Corporate Governance Documents

              We make our Corporate Governance Guidelines and the written charters of the Audit Committee, the Governance Committee and the Human Resources Committee of our Board of Directors available, free of charge, on our website at www.oshkoshtruckcorporation.com, and such information is available in print to any shareholder who requests it from our Secretary at 2307 Oregon Street, Oshkosh, Wisconsin 54903.

              We have adopted the Oshkosh Truck Corporation Code of Ethics applicable to directors and senior executives that applies to our directors, our Chairman of the Board and Chief Executive Officer, our Executive Vice President, Chief Financial Officer and Treasurer, our Senior Vice President, Finance and Controller and other persons performing similar functions. We have also adopted a Code of Ethics and Standards of Conduct that apply to all of our employees. We make both of such Codes available on our website at www.oshkoshtruckcorporation.com, and each such Code is available in print to any shareholder who requests it from our Secretary at the address above.

              We are not including the information contained on our website as part of, or incorporating it by reference into, this Proxy Statement.

Policies and Procedures Regarding Related Person Transactions

              Our Board of Directors adopted a written code of ethics and standards of conduct, known as "The Oshkosh Way", for all employees. Further, the Board approved and distributed to our directors and named executive officers a Code of Ethics applicable to directors and senior executives. Our named executive officers are required to acknowledge in writing that they have received, reviewed and understand the requirements of the latter Code of Ethics and further acknowledge that failure to fully comply with this Code of Ethics can subject them to discipline, up to and including removal from our Board of Directors or termination of employment.

              The Code of Ethics requires the prompt disclosure to our General Counsel or the Chair of the Audit Committee of any proposed transaction or relationship that could create or appear to create a conflict of interest. The Code of Ethics provides, "the phrase 'actual or apparent conflict of interest' shall be broadly construed and include, for example, direct conflicts, indirect conflicts, potential conflicts, apparent conflicts and any other personal, business or professional relationship or dealing that has a reasonable possibility of creating even the mere appearance of impropriety."

              Consistent with its fiduciary duties, the Audit Committee's decision whether or not to approve or ratify a transaction is based on its review of the facts involved to determine whether a conflict of interest exists.

REPORT OF THE AUDIT COMMITTEE

              The Audit Committee of our Board of Directors is responsible for providing independent, objective oversight of our financial reporting and disclosure responsibilities, accounting functions and internal controls. The Audit Committee acts under a written charter, which our Board of Directors first adopted in 1997 and last amended in September 2007. Each of the members of the Audit Committee is independent as defined by the NYSE's listing standards and SEC rules.

Audit and Non-Audit Fees

              The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual consolidated financial statements for the fiscal years ended September 30, 2007 and September 30, 2006 and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2007	2006
Audit fees (1)	$3,053,000	$1,423,233
Audit-related fees (2)	94,300	80,483
Tax fees (3)	326,300	0
All other fees	0	0

Total	$3,473,600	$1,503,716

              (1)          Audit fees consisted principally of fees for the audit of our annual consolidated financial statements, for reviews of the interim condensed consolidated financial statements included in our Forms 10-Q and for work in connection with the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002 related to our internal control over financial reporting. The increase in audit fees from fiscal 2006 to fiscal 2007 was mainly the result of the additional services required due to inclusion of JLG Industries, Inc. ("JLG") which was acquired on December 6, 2006.

              (2)          Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not reported under "Audit fees." These services include employee benefit plan audits, accounting consultations in connection with potential transactions, due diligence associated with mergers and acquisitions, and consultations concerning financial accounting and reporting standards.

              (3)          Tax fees consisted of fees billed for strategic tax initiatives at JLG Industries, Inc., which were initiated prior to our acquisition of JLG. The amounts exclude fees for services rendered prior to the acquisition date.

Pre-approval of Services by the Independent Registered Public Accounting Firm

              The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by our independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

              Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated report any specific approval of services at its next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to us by our independent registered public accounting firm.

              The Audit Committee pre-approved the provision of all of the services described above and has considered and determined that the provision of such services is compatible with maintaining the independence of Deloitte & Touche LLP.

              The Audit Committee reviews our financial reporting process on behalf of our Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed our audited consolidated financial statements contained in the Annual Report on Form 10-K for the fiscal year ended September 30, 2007 with our management and independent registered public accounting firm. Management is responsible for the consolidated financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States.

              The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, and Rule 2-07 of SEC Regulation S-X. In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee discussed with the independent registered public accounting firm their independence.

              In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, for filing with the SEC.

AUDIT COMMITTEE

Harvey N. Medvin, Chair
J. William Andersen
Michael W. Grebe
Richard G. Sim

STOCK OWNERSHIP

Stock Ownership of Directors, Executive Officers and Other Large Shareholders

              The following table shows the "beneficial" ownership of Common Stock of each director, each named executive officer appearing in the Summary Compensation Table on page 29, each other shareholder owning more than 5% of our outstanding Common Stock and the directors and executive officers (including the named executive officers) as a group.

              "Beneficial Ownership" means more than "ownership" as that term commonly is used. For example, a person "beneficially" owns stock if he or she owns it in his or her name or if he or she has (or shares) the power to vote or sell the stock as trustee of a trust. Beneficial ownership also includes shares the directors and executive officers have a right to acquire within 60 days after November 30, 2007 as, for example, through the exercise of a stock option.

              Information about Common Stock ownership is as of November 30, 2007. At the close of business on November 30, 2007, there were 74,211,977 shares of Common Stock outstanding. Unless stated otherwise in the footnotes to the table, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
J. William Andersen (1)(2)	35,173	*
Bryan J. Blankfield (1)(3)	115,974	*
Robert G. Bohn (1)(4)	1,001,234	1.35%
Robert A. Cornog (1)	11,118	*
Richard M. Donnelly (1)	39,361	*
Donald V. Fites (1)(5)	77,370	*
Frederick M. Franks, Jr. (1)(6)	78,933	*
Michael W. Grebe (1)	71,149	*
Kathleen J. Hempel (1)	71,149	*
Joseph H. Kimmitt (1)	47,429	*
Harvey N. Medvin (1)	8,624	*
J. Peter Mosling, Jr. (1)	196,025	*
Timothy J. Roemer (1)	829	*
Richard G. Sim (1)	53,149	*
Charles L. Szews (1)(7)	379,164	*
Matthew J. Zolnowski (1)	213,051	*
All directors and executive officers as a group (23 persons) (1)	2,951,639	3.98%
T. Rowe Price Associates, Inc. (8)	7,155,522	9.64%

              *            The amount shown is less than 1% of the outstanding shares of Common Stock.

              (1)          Amounts shown include 23,699 shares for J. William Andersen, 102,899 shares for Bryan J. Blankfield, 634,667 shares for Robert G. Bohn, 2,391 shares for Robert A. Cornog, 30,699 shares for Richard M. Donnelly, 49,699 shares for Donald V. Fites, 73,699 shares for Frederick M. Franks, Jr., 61,699 shares for Michael W. Grebe, 61,699 shares for Kathleen J. Hempel, 31,066 shares for Joseph H. Kimmitt, 2,899 shares for Harvey N. Medvin, 73,699 shares for J. Peter Mosling, Jr., 49,699 shares for Richard G. Sim, 223,800 shares for Charles L. Szews, 130,266 shares for Matthew J. Zolnowski and 1,948,414 shares for all directors and executive officers as a group that such persons have the right to acquire pursuant to stock options exercisable within 60 days of November 30, 2007. Amounts also include 200,000 shares of restricted Common Stock for Mr. Bohn and 80,000 shares of restricted Common Stock for Mr. Szews, which are subject to forfeiture until they vest on September 16, 2008. Amounts also include shares of restricted Common Stock, which are subject to forfeiture until they vest, in the following amounts to the following individuals listed in the table: 418 shares for J. William Andersen, 3,767 shares for Bryan J. Blankfield, 222,167 shares for Robert G. Bohn, 313 shares for

Robert A. Cornog, 1,335 shares for Richard M. Donnelly, 418 shares for Donald V. Fites, 2,252 shares for Frederick M. Franks, Jr., 2,252 shares for Michael W. Grebe, 2,252 shares for Kathleen J. Hempel, 2,867 shares for Joseph H. Kimmitt, 2,252 shares for Harvey N. Medvin, 2,252 shares for J. Peter Mosling, Jr., 2,252 shares for Richard G. Sim, 86,167 shares for Charles L. Szews, 2,901 shares for Matthew J. Zolnowski and 359,136 shares for all directors and executive officers as a group. Amounts shown also include restricted stock units under our Deferred Compensation Plan for Directors and Executive Officers, a portion which are subject to forfeiture until they vest, in the following amounts to the following individuals listed in the table: 2,224 units for J. William Anderson, 2,224 units for Robert A. Cornog, 1,112 units for Richard M. Donnelly, 2,224 units for Donald V. Fites and 829 units for Timothy J. Roemer. Amounts shown also include units deemed to be invested in shares of our Common Stock that are credited to the following individuals' accounts in the following amounts under the Deferred Compensation Plan: 973 units for Bryan J. Blankfield, 3,064 units for Robert A. Cornog, 12,196 units for Donald V. Fites, 2,275 units for Harvey N. Medvin and 18,508 units for all directors and executive officers as a group. Restricted stock units and units held under the Deferred Compensation Plan will not be distributed in the form of shares of our Common Stock.

              (2)          Amounts shown do not include 540 shares owned by Dulce W. Andersen, Mr. Andersen's wife, as to which he disclaims beneficial ownership.

              (3)          Amounts shown include 1,502 shares as to which ownership is shared with Rebecca R. Blankfield, Mr. Blankfield's wife.

              (4)          Amounts shown do not include 35,407 shares owned by Joyce M. Bohn, Mr. Bohn's wife, as to which he disclaims beneficial ownership.

              (5)          Mr. Fites has reached the mandatory retirement age for members of our Board of Directors and will not stand for re-election at the Annual Meeting.

              (6)          Amounts shown include 1,296 shares as to which ownership is shared with Denise L. Franks, Mr. Frank's wife.

              (7)          Amounts shown include 9,200 shares as to which ownership is shared with Rochelle A. Szews, Mr. Szews' wife.

              (8)          Amount shown is as described in the Schedule 13G that T. Rowe Price Associates, Inc. filed with the SEC on February 14, 2007. T. Rowe Price Associates, Inc. is located at 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

Section 16(a) Beneficial Ownership Reporting Compliance

              The Securities and Exchange Act of 1934 requires our directors, executive officers, controller and any persons owning more than 10% of our Common Stock to file reports with the SEC regarding their ownership of our Common Stock and any changes in such ownership. Based upon our review of copies of these reports and certifications given to us by such persons, we believe that our directors, executive officers and controller have complied with their filing requirements for fiscal 2007 except that we untimely filed two forms reporting one transaction each on behalf of directors Robert A. Cornog and

Donald V. Fites. Both of such forms have been filed prior to the date of the Notice of Internet Availability of Proxy Materials.

REPORT OF THE HUMAN RESOURCES COMMITTEE

              The Human Resources Committee of our Board of Directors has reviewed and discussed the following "Compensation Discussion and Analysis" for fiscal 2007 and has further discussed and reviewed it with management. Based on their review and analysis, the Human Resources Committee recommended to our Board of Directors that the "Compensation Discussion and Analysis" be included in this Proxy Statement, and also be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

HUMAN RESOURCES COMMITTEE

Kathleen J. Hempel, Chair
Robert A. Cornog
Richard M. Donnelly
Donald V. Fites
Frederick M. Franks, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Introduction

              "Honesty, Accountability, Respect and Citizenship" are the four cornerstone values of our Code of Ethics. These values serve as our compass, guiding our decisions as we develop, market, sell and service our products, and when we recruit, hire and develop employees. We are particularly mindful of the value of accountability as we make decisions regarding compensation.

              It is important that our compensation philosophy, programs and practices support our Board of Directors, executive officers and employees as they work to meet and exceed both customer and shareholder expectations.

              We have four distinct business segments: Access Equipment, Defense, Fire & Emergency, and Commercial. Each of these segments markets products globally in diverse customer channels. In addition to the growth of each of these business operations, we are committed to diversifying our product lines through new product development and selective acquisitions. We have designed this business model to help us achieve long-term growth that we believe will in turn lead to increased shareholder value. Successful execution of this model requires building an executive team that has exceptional strategic vision and leadership skills developed through significant experience, in-depth product knowledge, and noteworthy personal accomplishments. We have developed our compensation philosophy, programs and practices in light of these facts.

              It is important that we disclose our compensation philosophy and strategies to our shareholders so that they will have confidence in the integrity and goals of our compensation programs. This Compensation Discussion and Analysis explains our compensation programs and policies for fiscal year 2007, and in certain instances our plans for fiscal year 2008, and how those programs and policies affected the compensation we paid to the following, who are our named executive officers:

Robert G. Bohn, Chairman and Chief Executive Officer
Charles L. Szews, President and Chief Operating Officer
Bryan J. Blankfield, Executive Vice President, General Counsel and Secretary
Joseph H. Kimmitt, Executive Vice President, Government Operations and Industry Relations
Matthew J. Zolnowski, Executive Vice President, Chief Administration Officer

Oversight

              Our fiscal year 2007 ended September 30, 2007. During fiscal year 2007, the Human Resources Committee of our Board of Directors, which we refer to in this Compensation Discussion and Analysis as the Committee, consisted of the following independent directors: Mr. Robert A. Cornog, Mr. Richard M. Donnelly, Mr. Donald V. Fites, Mr. Frederick M. Franks, Jr. and Ms. Kathleen J. Hempel (Chairperson). As its charter provides, the Committee establishes, oversees, and approves the compensation programs, awards, practices and procedures for our executive officers.

              The Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its responsibilities. In fiscal year 2007, the Committee retained Towers Perrin as its advisor on issues related to the Committee's responsibilities. Throughout the year, the Committee regularly evaluated Towers Perrin's performance. See "Governance of the Company – Committees of the Board of Directors – Human Resources Committee" for more information on the processes and procedures of the Committee, including the role of Towers Perrin in recommending executive officer compensation.

Compensation Philosophy and Objectives

              We believe it is important that our compensation programs directly link a significant portion of our executives' compensation to defined performance standards so that we:

  •
  Give executives an incentive to perform with the interests of our shareholders in mind;

  •
  Build a senior leadership team with the skills needed to successfully execute our strategy, be competitive in the relevant marketplace, and increase the long-term market value of our company;

  •
  Retain key executives, recognizing that our size and record of growth have made our executives frequent targets of executive search firms;

  •
  Motivate our senior leaders to perform at their highest level; and

  •
  Provide a balance between rewards that executives earn for short-term results and those that they earn for strategic decisions that we expect will ensure sustainable long-term company performance.

              Consistent with these goals, the Committee has designed compensation programs that have varying time frames for earning and payment and involve both cash and equity awards. These include:

  •
  Annual Compensation: Base salary, annual cash incentive awards tied to annual performance goals, and certain perquisites and employee benefits;

  •
  Long-Term Compensation: Equity-based long-term incentive awards;

  •
  Compensation Following Service: Benefits under qualified pension plans, retirement plans for senior executives, non-qualified deferred compensation plans, and employment and severance agreements.

              Because we want our executives' compensation to vary with our financial and share price performance, we designed our incentive compensation programs to reward growth in earnings per share, achievement of a superior return on invested capital (when compared to our peers), improvement of operating income, and appreciation of our share price.

Annual Compensation Plans Design Review

              The Committee annually evaluates our compensation plans to determine if it is appropriate to make changes in plan design, types of awards or levels of pay. This evaluation includes a review of Towers Perrin's analyses of general industry compensation data, which provides comparative references for the Committee that we describe in more detail below, and tally sheets that list all compensation by category for the named executive officers, including benefit and perquisite data. These tools give the Committee an understanding of the executives' total compensation packages so the Committee can determine if our compensation structure is consistent with our goals.

              Towers Perrin also provides the Committee with updates of trends in executive compensation, as well as summaries of new or proposed regulations affecting executive compensation. The Committee also solicits Towers Perrin's recommendations for changes to our methods of compensating executive officers in light of these general developments as well as factors specifically affecting our company.

These recommendations have led to changes in the performance measures we use for our annual cash incentive awards and the elements of our equity-based long-term incentive awards.

              As an example of this process, after it reviewed and considered executive compensation trends in fiscal year 2007, the Committee decided that it should directly link a portion of executive compensation to long-term total shareholder return. The Committee determined it would best achieve this link by awarding performance shares in September 2007 rather than awarding restricted stock with time-based vesting as the Committee previously had done. We describe this change further below.

Determining Pay Levels

              On an annual basis, Towers Perrin provides the Committee various analyses of general industry compensation data from its Executive Compensation Database, a survey of over 800 companies. We use this database because we believe the size ensures consistent and statistically valid data that is representative of the market in which we compete for executive talent.

              Towers Perrin compiles data regarding base salary, target and actual annual cash incentive awards and long-term incentive awards for these companies. The data reflects the individual responsibilities of each position and company revenue size. Through a regression analysis, Towers Perrin adjusts the base salary and annual cash incentive data to match our revenue size using our estimates of our annual revenues for the then current fiscal year.

              For long term incentive awards, Towers Perrin compiles a subset of the Executive Compensation Database full salary database based on the individual responsibilities of each position and a range of company revenue both higher and lower than ours. This process improves the comparison by accounting for significant variances in long-term incentive award methodology that the survey companies use.

              The Committee requests the Towers Perrin data at the 25th, 50th, 60th, 70th and 75th percentile levels for base salary, target and actual annual cash incentive awards, and long-term incentive awards for each of our corresponding executive positions at the corresponding level of revenue and responsibility. The Committee made compensation decisions for fiscal years 2007 and 2008 at the Committee's meetings in September of 2006 and 2007, respectively, and used survey data that Towers Perrin provided to us in August 2006 and August 2007, respectively.

              The Committee considers contributions of the executive officers by a review of their performance for the current year as compared to objectives that the Committee established the previous year. In setting performance objectives, the Committee considers the recommendations of Mr. Bohn for each executive reporting to him. These performance objectives can emphasize the following financial and operational goals: earnings per share, revenue growth, earnings growth, return on invested capital, operating income as a percent of revenue, operational efficiency, international expansion, successful acquisition integration, process improvement and implementation of lean manufacturing principles. Specific objectives for each executive reflect the responsibilities of their individual positions. The Committee independently sets similar performance objectives for Mr. Bohn. In addition, the Committee evaluates in a subjective manner each executive's leadership, technical skills and personal growth and development.

Base Salary

              For its review and adjustment of base salaries, the Committee uses the information in the Towers Perrin Executive Compensation Database by position to evaluate the competitiveness of our named executives' base salaries. The Committee believes base salaries that are within a range of the 50th percentile for this database are competitive. To ensure the accuracy of this comparison, the Committee reviews the position descriptions that Towers Perrin uses to validate that the positions fully reflect our expectations for the corresponding position. Then, the Committee reviews the performance objectives identified above to ensure that its base salary decisions for each executive reflect their performance and are otherwise consistent with all of our compensation goals. Therefore, when reviewing salaries in September 2006, the Committee specifically noted that we had achieved record earnings per share and operating income in 2006.

              After analyzing the data and performance information, the Committee made the following salary adjustments for fiscal year 2007:

Named Executive Officer	Base Salary Adjustment as a Percentage of Base Salary
Mr. Bohn	7.0%
Mr. Szews	7.0%
Mr. Blankfield	6.0%
Mr. Kimmitt	23.2%
Mr. Zolnowski	6.2%

              After reflecting these salary adjustments, the average percentile equivalent in the Towers Perrin database for the executives' salaries was the 67th percentile. The Committee noted that the approved salaries for Mr. Bohn and Mr. Szews were warranted in view of the long-term strength of our company's financial performance under their leadership. The Committee also noted that Mr. Kimmitt's salary, following adjustment, placed him above the 75th percentile. The Committee determined this was appropriate because Mr. Kimmitt's position description is broader and includes more sophisticated and particular skills than does the comparison position description in the Towers Perrin database.

              When reviewing executive base salaries for fiscal year 2008 at its September 2007 meeting, the Committee noted that we estimated our fiscal year 2007 revenues to be $6.3 billion compared to prior year revenues of $3.4 billion, so increases in base salaries were appropriate to maintain executives close to or above the 50th percentile of similarly sized companies in the Towers Perrin database. The Committee also noted that we anticipated record earnings per share and operating income for fiscal year 2007 and that we were successfully integrating JLG. The Committee further noted that:

  •
  Mr. Szews' salary should reflect his promotion to President and Chief Operating Officer, effective October 1, 2007,

  •
  Mr. Zolnowski's salary should reflect the addition of responsibility for Information Technology,

  •
  It remained appropriate to target above the 75th percentile for Mr. Kimmitt's position for the reasons we state above, and

  •
  The salaries for all the executives should reflect merit increases based on their fiscal year 2007 performances at the percentages we identify above.

Annual Cash Incentive Awards

              Our annual cash incentive plan links compensation to the achievement of specific short-term corporate performance goals that the Committee establishes each year at its September meeting. Under this plan, we tie a significant portion (in fiscal year 2007, up to 200% of base salary for Mr. Bohn, 120% of base salary for Mr. Szews and 100% of base salary for Messrs. Blankfield, Kimmitt and Zolnowski) of an executive's annual compensation to our performance.

              For the named executive officers, the Committee used both an Earnings Per Share and a Return on Invested Capital performance measure for fiscal year 2007. The Committee chose Earnings Per Share as a performance measure because it significantly influences stock price appreciation. It used Return on Invested Capital as a performance measure to provide incentive to our executives to use our capital efficiently to support our long-term growth and competitiveness.

              The performance goal of Earnings Per Share represents our fully diluted Earnings Per Share before extraordinary items, discontinued operations and cumulative effect of any accounting changes as generally accepted accounting principles for the United States have defined those terms. Return on Invested Capital equals our net income before extraordinary items, discontinued operations and accounting changes plus the after tax cost of interest expense divided by total debt plus shareholders' equity for the four quarters ended June 30, 2007.

              The Return on Invested Capital measure compares our results to a limited comparator group of companies. We believe this group is representative of the industrial machinery, construction, machinery, heavy truck, and defense industries in which we compete with our products. We believe this smaller and more focused universe of companies improves the reliability of the comparison for the Return on Invested Capital measure because these companies are more likely to have investment needs similar to ours both to support the maintenance and improvement of their infrastructure and to ensure continued growth. For fiscal year 2007, the specific companies in the Return on Invested Capital comparator group were:

Return on Invested Capital
Comparator Group of Companies *

Industrial Machinery	Construction, Machinery, Heavy Truck	Defense
Parker-Hannifin Corp.	Cummins Inc.	L-3 Communications Holdings Inc.
Danaher Corp.	Terex Corp.	Goodrich Corp.
ITT Corp.	AGCO Corp.	Rockwell Collins, Inc.
Dover Corp.	NACCO Industries, Inc.	Precision Castparts Corp.
Timken Co (The)	Trinity Industries, Inc.	Alliant Techsystems Inc.
SPX Corp.	Manitowoc Company, Inc. (The)	Sequa Corp.
Pentair, Inc.	Joy Global Inc.	DRS Technologies, Inc.
Harsco Corp.	Toro Co. (The)	Teledyne Technologies Inc.
Briggs & Stratton Corp.	Accuride Corp.	Hexcel Corp.
Flowserve Corp.	Wabash National Corp.	Curtiss-Wright Corp.
Kennametal Inc.	Federal Signal Corp.	Kaman Corp.
Crane Co.	Wabtec Corp.	Moog Inc.
Pall Corp.	Greenbrier Companies Inc. (The)
Tecumseh Products Co.
Mueller Industries, Inc.
Lincoln Electric Holdings, Inc.
Donaldson Co. Inc.
Gardner Denver, Inc.
Valmont Industries, Inc.
Barnes Group Inc.
IDEX Corporation

              *  Includes companies with market equity valuations between $0.3 billion and $23.3 billion as of June 30, 2007 in the Industrial Machinery, Construction, Machinery, Heavy Truck and Defense classifications of the Standard & Poor's Research Insight database, except for Navistar International Corp., JLG Industries, Inc., Armor Holdings Inc., and Aviall Inc. because they no longer exist as an independent entity, they did not exist as an independent entity for the entire year, or did not file a current year proxy statement.

              For each of these performance measures, the Committee established a threshold, target and maximum performance level at its September 2006 meeting.

              Threshold levels represented the Committee's view of an acceptable level of performance short of target that merited receipt of an annual cash incentive award in view of our overall performance and improvement in shareholder value.

              Using the 2006 Towers Perrin survey data, the Committee set the target level to be at approximately the 50th percentile of annual cash incentive awards for similar executive positions as shown in the Towers Perrin Executive Compensation Database which includes both target levels and actual amounts paid. For the reasons we state above regarding his base salary, the Committee set Mr. Kimmitt's target above the 75th percentile for his position.

              The Committee set the maximum level to provide incentive to significantly grow the business and to also ensure that executives would not receive a cash incentive award payment that is significantly above the market data for their positions as reflected in the Towers Perrin survey. Management initially recommended the threshold, target, and maximum levels for each of these performance measures and the Committee made final determinations. When making its determinations in September 2006, the Committee looked at our fiscal year 2007 budget, anticipated industry downturns or upswings by business, the impact of acquisitions and timing issues relating to changes in regulations.

              In December 2006, we completed our acquisition of JLG. This acquisition represents a strategic long-term opportunity for us. We recognized increased earnings took on even greater importance following the JLG acquisition to demonstrate to investors the value of the acquisition and to support pay-down of the debt we incurred to finance the JLG acquisition.

              At the Committee's meeting in December 2006, the Committee decided it was appropriate to review the impact of the JLG acquisition on the compensation decisions it made at the Committee's September 2006 meeting. In particular, the Committee noted this acquisition would affect the full 2007 fiscal year and had significantly changed our revenue estimates for fiscal year 2007, from $3.4 billion to $5.9 billion.

              Although the annual cash incentive plan provided that all performance targets could exclude the impact of an acquisition, the Committee concluded it should review those targets in light of the relative size of the JLG acquisition, the amount of debt we incurred to finance the acquisition and the fact that our fiscal year 2007 performance would be contingent on management's ability to successfully integrate JLG. As a result, the Committee determined to include the financial performance of JLG in the incentive plan performance measure calculations for Earnings Per Share and Return on Invested Capital to reflect our objectives in completing the JLG acquisition.

              In addition, the Committee discussed the weighting between the Earnings Per Share and Return on Invested Capital performance measures. To place greater emphasis on earnings growth, the Committee changed the weighting on Earnings Per Share to comprise 60% of the formula from 50%. The Committee implemented the change in the performance measure weightings to provide enhanced focus on earnings during the first year of the JLG acquisition. The Committee maintained the threshold, target and maximum Earnings Per Share amounts, set at its September 2006 meeting, at $2.85, $3.25 and $3.65, respectively.

              The Committee also determined that using the 65th percentile as the basis to pay the maximum for the Return on Invested Capital performance measure was appropriate, rather than the 75th percentile that it set at its September 2006 meeting, because of the short-term effect of the acquisition debt on the Return on Invested Capital measure. The Committee observed that it would be a significant accomplishment following the JLG acquisition if management could achieve this level of performance relative to the comparator group of companies.

              We structured the annual cash incentive plan for fiscal year 2007 for the named executive officers to reflect the impact of the JLG acquisition as follows:

	Weighting	Threshold	Target	Maximum
Earnings Per Share	60%	$2.85	$3.25	$3.65
Percent Growth		3.3%	17.8%	32.2%
Return on	40%	25th Percentile	50th Percentile	65th Percentile
Invested Capital		of Comparator	of Comparator	of Comparator
		Group Performance	Group Performance	Group Performance

              We state annual cash incentive awards and payments as percentages of the executive's base salary. We compare the specific performance results that we achieve versus the performance levels we established, and we pro-rate payments for performance between the threshold and target and the target and maximum performance levels. The Committee assigned each executive officer a specific threshold, target and maximum annual cash incentive award payment level for fiscal year 2007 stated as a percentage of base salary in effect on October 1, 2006 as follows:

	Threshold	Target	Maximum
Mr. Bohn	50%	100%	200%
Mr. Szews	30%	60%	120%
Mr. Blankfield	25%	50%	100%
Mr. Kimmitt	25%	50%	100%
Mr. Zolnowski	25%	50%	100%

              The maximum payout opportunity gave executives the ability to overachieve and earn a higher payout of 100% to 200% of target, so that the executives had a strong incentive to achieve business results that were aligned with increasing shareholder value. Because this structure also places a considerable portion of the executives' pay at risk, it supports our performance-based compensation philosophy.

              The results for fiscal year 2007 were Earnings Per Share of $3.58 (29.7% growth over fiscal year 2006), which was between target and maximum, and Return on Invested Capital that was at the 41.4th percentile of the comparator group of companies, which was between the threshold and target. This resulted in cash incentive award payouts of 142.6% of base salary for Mr. Bohn, 85.6% for Mr. Szews and 71.3% for Messrs. Blankfield, Kimmitt, and Zolnowski.

              In September 2007, the Committee again assigned each executive a threshold, target and maximum annual cash incentive award payment level for fiscal year 2008 after a review of the competitive data from the Towers Perrin Executive Database. To maintain the annual incentive award opportunity at approximately the 50th percentile of the competitive data for Messrs. Szews, Blankfield, and Zolnowski, the award levels for fiscal year 2008 were changed as follows:

	Threshold	Target	Maximum
Mr. Bohn	50%	100%	200%
Mr. Szews	40%	80%	160%
Mr. Blankfield	30%	60%	120%
Mr. Kimmitt	30%	60%	120%
Mr. Zolnowski	30%	60%	120%

              The Committee noted that Mr. Kimmitt's annual cash incentive target for fiscal year 2008 will remain above the 75th percentile for his position for the reasons we previously stated. The changes for Mr. Szews were also due to using competitive data for his new position of President and Chief Operating Officer. Mr. Bohn's annual cash incentive target remained the same as it is at approximately the 50th percentile.

              The Committee also changed the weighting for the annual cash incentive award plan to 70% Earnings Per Share and 30% Return on Invested Capital. The Committee made this change to have the executives place further emphasis on earnings growth and cash generation to pay down debt. The Committee set the fiscal year 2008 Earnings Per Share and Return on Invested Capital goals at levels requiring significant increases in financial performance over estimated fiscal year 2007 levels. The Committee also returned the maximum level for the Return on Invested Capital measure from the 65th percentile that we used in fiscal year 2007 to the 75th percentile of comparator companies. These goals mean that Earnings Per Share would need to increase nearly 30% over fiscal year 2007 results to achieve maximum payouts in fiscal year 2008.

              The EPS and ROIC targets for fiscal year 2008 are as follows:

	Weighting	Threshold	Target	Maximum
Earnings Per Share	70%	$3.80	$4.20	$4.60
Percent Growth		6.1%	17.3%	28.5%
Return on Invested Capital	30%	25th Percentile of Comparator Group Performance	50th Percentile of Comparator Group Performance	75th Percentile of Comparator Group Performance

Equity-Based Long-Term Incentive Awards

              We also grant equity-based long-term incentive awards. We structure these awards so that executives receive compensation when long-term shareholder value is increased. We believe these awards help ensure that executives consider the interests of our shareholders when they make long-term strategic decisions. We granted two kinds of equity-based long-term incentive awards to the named executive officers in fiscal year 2007: stock options and performance share awards. Each of these awards is subject to the terms of our 2004 Incentive Stock and Awards Plan.

              The Committee believes these equity-based long-term incentives are key components of our compensation program. The Committee designs them to encourage a focus on our long-term growth and performance as well as to encourage and facilitate ownership of our Common Stock by those executives from whom a commitment to shareholders is most important. In addition to motivating key executives, we believe equity based awards have proven to be and, in the case of the performance shares that we granted for the first time in fiscal year 2007, will be a valuable tool in hiring and retaining key executives so that they remain our employees over time.

              The Committee generally grants individual equity awards for executives on an annual basis at the September board meeting prior to the start of our next fiscal year. The only exceptions to this timing for granting equity awards is in the event of a new hire or if an executive officer receives a promotion.

              In making these awards in September 2007, the Committee reviewed the relevant data from the 2007 Towers Perrin survey, using an estimate of annual revenues for the current fiscal year and companies in the appropriate subset revenue range. The data identifies a competitive dollar value of long-term awards for each position between the 25th and 75th percentiles.

              The Committee targeted equity awards at generally the 50th percentile, except that we placed Mr. Kimmitt's equity award at above the 75th percentile for the reasons we previously noted. For Mr. Szews, the Committee targeted the 50th percentile using competitive data for his new position of President and Chief Operating Officer. The Committee determined the number of options and performance shares to award by requesting from Towers Perrin a value for one option and one performance share using a binomial model, weighting the targeted equity awards between stock options and performance shares as we discuss below, and dividing the resulting equity awards by the value of one option and one equity award, respectively. The binomial model is a commonly used approach to value equity awards taking into consideration the exercise price, fair market value, interest rates, discounts due to risk of forfeiture, volatility, dividend yield, and historical stock performance.

              The Committee targeted the weighting between stock options and performance shares to be 75% and 25%, respectively, as it introduced performance shares into the executive officers' compensation mix and continued to provide stock option awards. Stock options provide value to the executives only if our stock price appreciates. The performance shares that the Committee approved provide value only if our total shareholder return compares favorably to the comparator group of companies. For this purpose, total shareholder return means the rate of return on stock reflecting price appreciation plus cash equivalent distributions assuming reinvestment of dividends to buy more stock. In other words, this measures how the stock price increased plus the compounded value of dividends paid on the stock over a time period. The Committee selected the S&P Mid-Cap 400 as the comparator group because we are part of this group and because the size of the group provides a statistically valid basis for comparison.

              Mr. Bohn made individual recommendations to the Committee concerning the total value of the equity awards for the executive officers reporting to him based on their individual contributions to our corporate goals on the bases we identify above. The Committee then reviewed Mr. Bohn's recommendations and made the final determinations for those executives and set the long-term incentive awards for Mr. Bohn without a recommendation from him.

Stock Options

              The Committee believes stock options are a valuable tool that ties a portion of the executives' compensation to stock price appreciation. Because participants realize value from stock options only when and to the extent that the price of our Common Stock on the date of exercise exceeds the exercise price of the option, there is a strong link between executive decision-making and long-term shareholder value. The Committee also believes stock option grants enable us to attract highly skilled executives in the marketplace which is essential to our long-term success. This form of compensation provides executives with a competitive compensation package and an opportunity to create wealth by becoming owners of our Common Stock.

              Each stock option that the Committee granted in 2007 permits executives, for a period of ten years and one month, to purchase shares of our Common Stock at the exercise price which is equal to the closing price of our Common Stock on the date of the grant. The stock options that we granted in 2007 generally vest in three equal annual installments beginning one year after the grant date.

Performance Share Awards

              Prior to our grants of equity-based awards in September 2007, we utilized restricted stock awards in conjunction with stock options for executives and did not utilize performance shares. After reviewing this approach and information concerning competitive trends that Towers Perrin provided, the Committee determined that performance shares would better link executive compensation to share performance. Executives earn performance shares only if our total shareholder return over three years compares favorably to a group of companies. A final award can be zero or can be doubled relative to the target for the award. Performance shares also support the Committee's objective of increasing executive's ownership interest in our company, but only if and to the extent that our total shareholder return reaches a specified level of performance relative to other companies.

              Under this program, executives realize value by receiving performance shares at the end of a specified time period based upon the number of target performance shares for an executive at the start of the period, provided that we achieve the established performance criteria.

              An executive will earn performance shares under the program that the Committee approved in fiscal year 2007 if we achieve a total shareholder return that is at least equal to the 40th percentile of the total shareholder return that the comparator group of companies achieves over the three-year vesting performance period.

              The schedule below reflects the percent of target performance shares that an executive could earn at the end of the three-year period based on our performance:

3 Year Total Shareholder Return Percentile	Percent of Target Shares Award Earned
Below 40th Percentile	0%
40th Percentile	50%
60th Percentile	100%
80th Percentile	200%

              The Committee believes the use of performance shares structured in this format will reward executives only if our performance results in our achieving shareholder return that is similar to companies in the comparator group of companies. It also reinforces our pay for performance philosophy by providing target (100%) payout only if we achieve at least the 60th percentile, and up to a 200% maximum payout for performance at or above the 80th percentile. Payments are prorated for performance between the 40th and 80th percentiles. We pay the awards that executives earn in shares of our Common Stock on a one-for-one basis and include credit for any dividends the Board approves during the performance period. This approach adds the element of performance, rather than being a time-based award as was the case with restricted stock that we granted in prior years.

Retirement Benefits

              We have long offered a variety of plans that provide retirement benefits. The retirement plans for the named executive officers include: a 401(k) plan with a company matching contribution and a qualified non-contributory defined benefit pension plan, both of which we offer to most employees. We also offer a supplemental executive retirement plan that is only available to executives on Mr. Bohn's recommendation and Committee approval. See "Pension Benefits" for more information regarding our supplemental executive retirement plan and pension plan.

Deferred Compensation

              Our named executive officers are also eligible to participate in our Deferred Compensation Plan for Directors and Executive Officers, which is a non-qualified, unfunded retirement savings plan. This plan allows the deferral of base salary, annual cash incentive awards and performance shares into either an investment program, which pays a guaranteed rate of return based on the prime rate plus 1%, or a share program, which mirrors the performance of our Common Stock during the relevant time period, including dividends. See "Nonqualified Deferred Compensation" for more information regarding our deferred compensation plan.

Certain Perquisites and Benefit Programs

              We provide limited perquisites to certain executive officers. These include for Mr. Bohn: provision of an automobile and payment of his country club dues and tax and legal assistance as his employment agreement requires; for Mr. Kimmitt: provision of an automobile and payment of his country club dues; and for Mr. Szews: payment of legal assistance as required in his employment agreement. The executives are also eligible for or must have an annual executive physical examination at company expense. We provide Mr. Bohn's and Mr. Kimmitt's automobiles and pay for Mr. Bohn's and Mr. Kimmitt's country club dues to facilitate their interactions with our key stakeholders. The Committee believes that annual physicals for these key individuals are necessary to protect the interests of our shareholders and customers.

              We also provide health and welfare benefit plans to executives under the plans available to most of our employees. These include medical, dental, life insurance, and short- and long-term disability coverage. Under Mr. Bohn's employment agreement, he is entitled to life insurance equal to three times his base salary and target bonus, and he is entitled to long-term disability benefits of 60% of his base salary up to age sixty-five. Mr. Bohn receives the benefit of a life insurance policy, and the company pays the premiums. Mr. Kimmitt is provided health benefits at no incremental cost to us.

Executive Employment And Severance Agreements And Other Agreements

Employment Agreements

              The only named executive officers with whom we have employment agreements are Mr. Bohn and Mr. Szews. We entered into the agreements for Mr. Bohn in 1998 and Mr. Szews in 2007 because both individuals hold critical positions that are very visible to the investment community and other outside constituents. Our loss of these executives would result in concerns among external parties and could lead to an impact on our share price. Therefore, we want to retain their services and have protection in the form of various restrictive and protective covenants, such as an agreement not to compete with us for a certain time.

              The term of these employment agreements is renewed automatically for successive one-year periods unless either party gives notice of non-renewal. The employment agreements provide that the executives are entitled to participate in our annual incentive plan for senior management personnel and in stock-based compensation programs in effect for our other senior executives. In addition, Mr. Bohn and Mr. Szews are entitled to a base salary of a specified amount and a supplemental retirement benefit intended to compensate them upon retirement as more fully described under "Pension Plans". If the executive's employment with us is terminated during the term of the employment agreement by us without cause or by the executive for good reason, then we are obligated to continue to pay his salary and fringe benefits for the remainder of the term and/or make a cash termination payment.

              See "Potential Payments upon Termination or Change in Control" for more information regarding these employment agreements and potential amounts that we may pay under them to our named executive officers.

              Severance Agreements—We have severance agreements with Messrs. Bohn, Szews, Blankfield, Kimmitt, and Zolnowski that we intend to provide each of them with reasonable compensation if their employment is terminated in certain defined circumstances, primarily following a change of control in our company. We entered into these agreements to provide us with certain protections, specifically to retain key executives prior to or following a change in control and to ensure key executives keep in mind the best interests of shareholders when making decisions during a potential or actual change in control. The Committee administers the severance agreements and selects executive officers who are eligible for these agreements.

              Under the executive severance agreements, after a change in control of our company, if we terminate the executive's employment other than by reason of death, disability or for cause, then the executive is entitled to a cash termination payment of up to three times base salary and bonus and other benefits, including additional pension benefits, outplacement services and continuation of welfare benefits for up to three years. The executive is also entitled to a cash termination payment and other benefits if the executive terminates his employment for good reason, as defined in the severance agreement, after a change in control. The agreements also provide for a tax gross-up payment to the executive if any payments in connection with the change in control are subject to the 20% excise tax imposed by the Internal Revenue Code for "excess parachute payments".

              See "Potential Payments upon Termination or Change in Control" for more information regarding these severance agreements and potential amounts that we may pay under them to our named executive officers.

Stock Ownership Guidelines

              The Committee has adopted executive officer stock ownership guidelines that apply to executive officers to align these individuals' interests with those of shareholders with respect to improving our stock performance in the long term. These guidelines are:

Chief Executive Officer	Four Times Annual Base Salary
Chief Financial Officer	Three Times Annual Base Salary
Executive Vice Presidents	Two and One-Half Times Annual Base Salary

              Each named executive officer should achieve these guidelines within five years of commencement of employment or promotion. The named executive officers all exceeded these guidelines as of September 30, 2007.

Tax Treatment of Compensation

              Section 162(m) of the Internal Revenue Code limits our income tax deduction for compensation paid in any taxable year to certain executive officers that exceeds $1,000,000 unless such compensation falls within certain exceptions. It is the policy of the Committee that we should use our best efforts to cause any compensation paid to executive officers in excess of this dollar limit to qualify for such exceptions and thereby continue to be deductible by us. In particular, the 2004 Incentive Stock and Awards Plan was designed to permit awards made under it to qualify for the Code's exception for "performance-based compensation". The Committee views the tax deductibility of executive compensation as one of the many factors to be considered in the context of its overall compensation objectives. The performance shares we awarded this year will not be deductible under Section 162(m) since our shareholders have not yet approved the performance measure of total shareholder return under Section 162(m). We nonetheless decided to use total shareholder return as we believe this is the best measure to result in the greatest benefit to our shareholders. We will consider asking our shareholders to approve total shareholder return as a performance measure at a later time.

              Our deferred compensation plan, certain awards under our 2004 Incentive Stock and Awards Plan and employment and severance agreements are subject to Section 409A of the Internal Revenue Code. We have updated, or are in the process of updating, these plans and agreements to ensure continued compliance.

Conclusion

              We believe our executive compensation programs position us to compete when hiring and seeking to retain key executives. Further, we believe that our use of equity-based incentives aligns the interests of executive management with the interests of shareholders and that these incentives will motivate executives to create long-term shareholder value.

Summary Compensation Table

              The table below summarizes the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three highest paid executive officers for fiscal year 2007. We refer to such individuals in this Proxy Statement collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert G. Bohn Chairman, President and Chief Executive Officer	2007	1,070,000	—	1,700,274	2,531,027	1,526,034	1,854,068	114,584	8,795,987

Charles L. Szews Executive Vice President and Chief Financial Officer	2007	518,950	—	494,421	601,439	444,117	230,261	3,375	2,292,563

Bryan J. Blankfield Executive Vice President, General Counsel and Secretary	2007	376,300	—	175,711	361,019	268,452	10,264	3,375	1,195,121

Joseph H. Kimmitt Executive Vice President, Governmental Operations and Industry Relations	2007	345,000	—	46,683	413,085	246,123	52,581	25,113	1,128,585

Matthew J. Zolnowski Executive Vice President, Chief Administrative Officer	2007	345,000	—	149,219	308,103	246,123	206,843	3,375	1,258,663

              (1)          The amounts in this column are based on the dollar amount of the expense that we recognized in connection with awards to our named executive officers under our 1990 Incentive Stock Plan and our 2004 Incentive Stock and Awards Plan for financial statement reporting purposes for the fiscal year ended September 30, 2007. We determined the amount of the expense in accordance with SFAS No. 123 (revised 2004), Share Based Payments, which we refer to as FAS 123R, except that, in compliance with SEC requirements, the amounts we reported in our Summary Compensation Table do not take into account any estimates of forfeitures relating to service-based vesting. In general, FAS 123R requires us to expense the value of equity awards ratably over the vesting period of the equity award, or a shorter period based upon certain acceleration provisions of the awards, and the amounts in our Summary Compensation Table therefore include amounts attributable to awards we granted in and prior to fiscal year 2007. Note 15 to our audited consolidated financial statements for the fiscal year ended September 30, 2007, which we include in our Annual Report on Form 10-K that we filed with the SEC on November 21, 2007, includes assumptions (other than estimates of forfeitures) that we used in the calculation of these amounts.

              (2)          The amounts in this column reflect (a) the actuarial increase from the prior year in the present value of the named executive officer's benefits under our retirement plans that apply determined using the assumptions set forth in footnote (2) to the Pension Benefits Table below and (b) in the case of Mr. Zolnowski, the amount of above-market interest on non-qualified deferred compensation. The above-market interest rate is the percentage amount by which the interest rate that he earned on deferred compensation during fiscal 2007 (9.25%) exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set (120% of the applicable federal long-term interest rate was 7.344%, 6.924%, 7.080% and 6.936% for the first, second, third and fourth quarters, respectively, of fiscal 2007). For Mr. Zolnowski, the amounts attributable to the increase in the value of retirement plan benefits and above-market interest on deferred compensation are $181,121 and $25,722, respectively.

              (3)          We paid $79,912 in life insurance premiums on behalf of Mr. Bohn. We provided Mr. Bohn certain perquisites and personal benefits including, tax preparation assistance, country club membership dues, use of an automobile, and yearly physical examination. We also provided Mr. Kimmitt certain perquisites and other personal benefits including, country club membership dues, and use of an automobile. We also provide Mr. Kimmitt health benefits at no incremental cost to us.

Grants of Plan Based Awards

              The table below sets forth information regarding all incentive plan awards that we granted to our named executive officers in fiscal year 2007 under our 2004 Incentive Stock and Awards Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)($)
Robert G. Bohn	9/17/2007 9/17/2007 9/17/2007	575,000	1,150,000	2,300,000	10,250	20,500	41,000	—	150,000	54.63	359,980 2,815,500

Charles L. Szews	9/17/2007 9/17/2007 9/17/2007	266,000	532,000	1,064,000	3,500	7,000	14,000	—	52,200	54.63	122,920 979,794

Bryan J. Blankfield	9/17/2007 9/17/2007 9/17/2007	124,179	248,358	496,716	1,750	3,500	7,000	—	25,800	54.63	61,460 484,266

Joseph H. Kimmitt	9/17/2007 9/17/2007 9/17/2007	113,850	227,700	455,400	1,250	2,500	5,000	—	18,400	54.63	43,900 345,368

Matthew J. Zolnowski	9/17/2007 9/17/2007 9/17/2007	113,850	227,700	455,400	1,500	3,000	6,000	—	22,200	54.63	52,680 416,694

              (1)          The amounts shown represent the threshold, target and maximum awards that each of our named executive officers can earn under our annual cash incentive plan for fiscal year 2008 as we describe more fully under "Compensation Discussion and Analysis – Annual Cash Incentive Awards."

              (2)          The amounts shown represent the threshold, target and maximum amounts of performance share awards that we awarded in fiscal year 2007 to the named executive officers under our 2004 Incentive Stock and Awards Plan as we describe more fully under "Compensation Discussion and Analysis – Equity-Based Long-Term Incentive Awards – Performance Share Awards." The threshold amount is total shareholder return at or above the 40th percentile as compared to total shareholder return of our comparator group of companies over a three year performance period.

              (3)          The dollar amount shown reflects the grant date fair value of the stock options and performance shares that we granted in fiscal year 2007 calculated in accordance with FAS 123R, only a portion of which we expensed in fiscal year 2007. In fiscal year 2007, we expensed 6.4%, 100% and 4.9% of the grant date fair value of the stock options that we granted to Messrs. Bohn, Kimmit, and Zolnowski, respectively, based upon certain acceleration provisions of the awards.

Outstanding Equity Awards at September 30, 2007

              The table below sets forth information on outstanding stock options and awards and unvested stock awards that our named executive officers held on September 30, 2007.

	Option Awards
						Stock Awards
								Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)
Name	Number of Securities Underlying Unexercised Options—Exercisable (#)	Number of Securities Underlying Unexercised Options—Unexercisable (#) (1)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (5)
Robert G. Bohn	133,334	—	—	14.69	10/16/12
	240,000	—	—	19.75	10/15/13
	122,000	—	—	28.27	10/14/14
	94,333	47,167	—	41.04	10/19/15
	45,000	90,000	—	49.35	10/19/16
	—	150,000	—	54.63	10/17/17	222,167	13,767,689	10,250	635,193
Charles L. Szews	40,000	—	—	14.69	10/16/12
	110,000	—	—	19.75	10/15/13
	34,000	—	—	28.27	10/14/14
	27,200	13,600	—	41.04	10/19/15
	12,600	25,200	—	49.98	10/18/16
	—	52,200	—	54.63	10/17/17	86,167	5,339,769	3,500	216,895
Bryan J. Blankfield	19,000	—	—	14.69	10/16/12
	45,000	—	—	19.75	10/15/13
	14,600	—	—	28.27	10/14/14
	16,533	8,267	—	41.04	10/19/15
	7,766	15,534	—	49.98	10/18/16
	—	25,800	—	54.63	10/17/17	3,767	233,441	1,750	108,448
Joseph H. Kimmitt	14,000	—	—	28.27	10/14/14
	11,066	5,534	—	41.04	10/19/15
	6,000	12,000	—	49.98	10/18/16
	—	18,400	—	54.63	10/17/17	2,867	177,668	1,250	77,463
Matthew J. Zolnowski	50,000	—	—	14.69	10/16/12
	45,000	—	—	19.75	10/15/13
	14,600	—	—	28.27	10/14/14
	15,466	7,734	—	41.04	10/19/15
	5,200	10,400	—	49.98	10/18/16
	—	22,200	—	54.63	10/17/17	2,901	179,775	1,500	92,955

                  (1)          We granted all options ten years and one month prior to the expiration date and all options vest ratably over a three year period beginning with the first 33.3% vesting one year after the date of grant, the second 33.3% vesting two years after the date of grant and the final 33.4% vesting three years after the date of grant.

              (2)          We used the closing price of our Common Stock of $61.97 on September 28, 2007 to calculate the value of unvested shares.

              (3)          The vesting dates for the shares of restricted stock that our named executive officers held at September 30, 2007 are as follows:

	Vesting Date of Restricted Stock
Name	9/16/08	9/18/08	9/19/08	9/18/09	9/19/09
Robert G. Bohn	200,000	—	14,833	—	7,334
Charles L. Szews	80,000	2,000	2,167	2,000	—
Bryan J. Blankfield	—	1,233	1,300	1,234	—
Joseph H. Kimmitt	—	1,000	867	1,000	—
Matthew J. Zolnowski	—	833	1,234	834	—

              (4)          The vesting date for all performance shares that our named executive officers held at September 30, 2007 is September 30, 2010.

              (5)          The number and value of performance shares reflected in the above table assume performance at threshold level.

Option Exercises and Stock Vested Table

              The table below shows a summary of the stock options that our named executive officers exercised during fiscal year 2007 and restricted stock awards that vested for the named executive officers during fiscal year 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert G. Bohn	—	—	16,668	922,574
			7,500	424,275
			7,333	414,828
Charles L. Szews	—	—	4,668	258,374
			2,167	122,587
			2,000	113,100
Bryan J. Blankfield	—	—	2,134	118,117
			1,300	73,541
			1,233	69,726
Joseph H. Kimmitt	20,000	861,351	1,800	99,630
			867	49,046
			1,000	56,550
Matthew J. Zolnowski	—	—	2,134	118,117
			1,233	69,751
			833	47,106

                  (1)          Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of our Common Stock on the exercise date and the exercise price of the options.

              (2)          Reflects the amount calculated by multiplying the number of shares of restricted stock vested by the market price of our Common Stock on the vesting date.

Pension Benefits

              The table below sets forth the number of years of credited service and the present value of accumulated benefits and payments during fiscal year 2007 for (i) Mr. Bohn under the Oshkosh Truck Corporation Retirement Plan and the supplemental retirement benefit provision in Mr. Bohn's employment agreement with us and (ii) each of the named executive officers other than Mr. Bohn pursuant to the Oshkosh Truck Corporation Retirement Plan and the Oshkosh Truck Corporation Supplemental Executive Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Robert G. Bohn	Retirement Plan Supplemental Retirement Benefit	16 15	291,180 9,222,768	— —
Charles L. Szews	Retirement Plan Executive Retirement Plan	12 11	176,879 906,324	— —
Bryan J. Blankfield	Retirement Plan Executive Retirement Plan	6 5	65,937 —	— —
Joseph H. Kimmitt	Retirement Plan Executive Retirement Plan	7 5	144,531 —	— —
Matthew J. Zolnowski	Retirement Plan Executive Retirement Plan	16 15	290,708 806,804	— —

                  (1)          Years of credited service under the Retirement Plan are based on the executive working one thousand hours during the plan year (i.e., March 1 – February 28); however, years of credited service under the Supplemental Retirement Benefit and the Executive Retirement Plan are based on completed years and months of employment with us, and vesting under the Executive Retirement Plan is based on completed years of employment as an executive officer.

              (2)          The actuarial values of the accumulated plan benefits for the Retirement Plan, the Executive Retirement Plan and Mr. Bohn's supplemental retirement benefit were calculated using the unit credit valuation method and the following assumptions, among others: that the participants retire at their first unreduced retirement age of 62 (age 59 for Mr. Bohn); that the benefit calculation date is September 30, 2007, consistent with our accounting measurement date for financial statement reporting purposes; that the discount rate is 6.00% (compared to 5.75% as of September 30, 2006); that the post-retirement mortality assumption is based on the RP-2000 table and a 12-year projection; that final average pay is based on the current average pay without projection; that the form of payment is a single life annuity; and that the Retirement Plan benefit accrues ratably over the greater of 30 years or the participant's projected years of service at age 65 and the Executive Retirement Plan benefit accrues ratably over the first 20 years from the date of hire and becomes vested 20% per year from years 5 to 10 from the date the employee became an officer.

              Oshkosh Truck Corporation Retirement Plan – Under the Retirement Plan, a salaried employee is entitled to receive upon retirement at age 65 a monthly benefit equal to 50% of average monthly compensation less 45% of the primary social security benefit payable at age 65, reduced by 1/30th for each benefit accrual year of service less than 30, or certain actuarially equivalent benefits. Average monthly compensation is based on the average of the five highest consecutive years of earnings (excluding bonuses and subject to a maximum amount of compensation as established pursuant to IRS regulations) prior to the participant's normal retirement age or other date of termination. One thousand hours constitute a year of service. As of March 1, 1994, IRS regulations lowered the maximum amount of compensation allowed to be included in benefit calculations from $235,840 to $150,000. This amount was increased to $160,000 as of March 1, 1997, $170,000 as of January 1, 2000, $200,000 as of January 1, 2002, $205,000 as of January 1, 2004, $210,000 as of January 1, 2005, $220,000 as of January 1, 2006 and $225,000 as of January 1, 2007. Accrued benefits calculated as of February 28, 1994 at the higher limit have been grandfathered. An employee who has reached the age of 55 with a minimum of five years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits. The spouse of an employee who would have been eligible for early retirement at death, and married at least one year, is entitled to a monthly benefit equivalent to 50% of the amount of the life annuity which would have been payable to a participant as of the participant's normal retirement age. Compensation that the Retirement Plan covers for the named executive officers generally corresponds with the base salary for each such individual, subject to the annual maximum.

              Supplemental Retirement Benefit – Under his supplemental retirement benefit, Mr. Bohn is entitled to receive upon retirement a monthly benefit equal to 30% of Mr. Bohn's average monthly compensation at age 55 increasing to 50% of average monthly compensation at age 59, reduced by the amount of any pension payable by us under the Retirement Plan and subject to adjustment to the extent Mr. Bohn has not completed 20 years of employment after April 30, 1992. Average monthly compensation is based on the average of Mr. Bohn's compensation for the three most recent years prior to Mr. Bohn's retirement or other termination. Mr. Bohn's spouse is entitled to receive 50% of the supplemental retirement benefit amount that would have been payable to Mr. Bohn in the event of Mr. Bohn's death. In addition, under his employment agreement, if there were to occur a change in control of our company, as defined in his executive severance agreement, we will pay to Mr. Bohn in a single distribution the then present value of his accrued and vested supplemental retirement benefit. Compensation that the supplemental retirement benefit covers for Mr. Bohn generally corresponds with his base salary and earned bonus compensation.

              Oshkosh Truck Corporation Supplemental Executive Retirement Plan – Under the Executive Retirement Plan, which we amended in September 2004, certain of our officers, including the named executive officers other than Mr. Bohn, are entitled to receive upon retirement a monthly benefit equal to 24% of their average monthly compensation at age 55 increasing to 40% of average monthly compensation at age 62, prorated if the executive has less than 20 years of service at retirement. This amount is reduced by the amount of any pension payable by us under the Retirement Plan, the annuity value of the executive's 401(k) plan match and 50% of the executive's social security benefit. Average monthly compensation is based on the average of the executive's compensation for the highest five years of pay in the last ten years of credited service with the highest five not required to be consecutive. Beginning October 1, 2004, the final average monthly compensation includes base and bonus pay. The executive's spouse is entitled to receive 50% of the Executive Retirement Plan benefit that would have been payable in the event of the executive's death. Compensation that the Executive Retirement Plan covers generally corresponds with base salary and earned bonus compensation.

Non-Qualified Deferred Compensation

              The table below sets forth certain information for each of our named executive officers with respect to the Oshkosh Truck Corporation Deferred Compensation Plan for Directors and Executive Officers, which we describe below.

Name	Executive Contributions in Fiscal Year 2007 ($)	Registrant Contributions in Fiscal Year 2007 ($)	Aggregate Earnings in Fiscal Year 2007 ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at September 30, 2007 ($)
Robert G. Bohn	—	—	—	—	—
Charles L. Szews	—	—	—	—	—
Bryan J. Blankfield	—	—	11,538	—	60,209
Joseph H. Kimmitt	—	—	—	—	—
Matthew J. Zolnowski	—	—	109,077	—	1,232,022

                  (1)          $25,722 of the amount for Mr. Zolnowski represents above-market interest on deferred compensation. This amount is reported in the "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" column of the Summary Compensation Table for Mr. Zolnowski.

              Oshkosh Truck Corporation Deferred Compensation Plan for Directors and Executive Officers – Our named executive officers may elect to participate in the Oshkosh Truck Corporation Deferred Compensation Plan for Directors and Executive Officers, under which each named executive officer may defer up to 25% of the executive officer's base salary for the plan year and 100% of the executive officer's annual incentive compensation payable in the plan year for services and performance during the preceding plan year. Each executive officer's compensation will be reduced by the amount of all deferrals made on his behalf. For executive officers participating in the Deferred Compensation Plan who also participate in our 401(k) savings plan, we credit a matching contribution on amounts deferred under the Deferred Compensation Plan to a company match account for the executive under the Deferred Compensation Plan in the same relative amount as is made to the executive's account under our 401(k) savings plan on amounts the executive has elected to defer under that plan.

              An executive participating in the Deferred Compensation Plan may elect to have his deferrals credited to a fixed-income investment account or in a stock account. Deferrals credited to a fixed-income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding plan year quarter, plus 1%. Deferrals credited to a stock account are treated as though invested in our Common Stock. Any dividends earned on our Common Stock are reinvested in each executive's stock account.

              Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years at the election of the executive. Payments generally initiate upon the executive's separation from service with us. However, in the event of a change in control of our company, as defined in the Deferred Compensation Plan, we will pay out the accounts of all executives in a single lump sum cash payment.

Potential Payments Upon Termination or Change in Control

              The following tables disclose potential payments and benefits under our compensation and benefit plans and arrangements to which our named executive officers would be entitled to upon a termination of employment or a change in control of our company. We list the estimated amount of compensation payable to each of our named executive officers in each situation in the tables below assuming that the termination and/or change in control of our company occurred at September 30, 2007 and that our Common Stock had a value of $61.97, which was the closing market price for our Common Stock on September 28, 2007. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and therefore the actual amounts would vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables. However, refer to the Pension Benefits table above for amounts that our named executives officers would receive upon retirement absent a change in control of our company.

Robert G. Bohn	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts			Not Eligible
Cash Termination Payment				8,520,006		8,520,006
Continued Life, Hospitalization, Medical and Dental Insurance Coverage		365,375		284,897		284,897
Outplacement Services						160,500
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	3,224,005	3,224,005			3,224,005	3,224,005
Unvested Restricted Stock	13,767,689	13,767,689			1,373,689	1,373,689
Unearned Annual Cash Incentive Awards					1,070,000	1,070,000
Unvested Retirement Benefits
Additional Retirement Benefits						229,925
Disability Payment		2,935,372
Excise Tax Gross Up Payment

Total Pre-tax Benefit	16,991,694	20,292,441		8,804,903	5,667,694	14,873,022

Charles L. Szews	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts			Not Eligible
Cash Termination Payment				2,068,039		3,102,059
Continued Life, Hospitalization, Medical and Dental Insurance Coverage				29,562		46,526
Outplacement Services						77,842
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	969,944	969,944			969,944	969,944
Unvested Restricted Stock	5,339,769	5,339,769			382,169	382,169
Unearned Annual Cash Incentive Awards					311,370	311,370
Unvested Retirement Benefits
Additional Retirement Benefits						769,537
Excise Tax Gross Up Payment

Total Pre-tax Benefit	6,309,713	6,309,713		2,097,601	1,663,483	5,669,447

Bryan J. Blankfield	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts			Not Eligible
Cash Termination Payment				752,598		2,071,422
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						46,526
Outplacement Services						56,445
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	548,653	548,653			548,653	548,653
Unvested Restricted Stock	233,441	233,441			233,441	233,441
Unearned Annual Cash Incentive Awards					188,150	188,150
Unvested Retirement Benefits					142,010	142,010
Additional Retirement Benefits						693,566
Excise Tax Gross Up Payment

Total Pre-tax Benefit	782,094	782,094		752,598	1,112,254	3,990,213

Joseph H. Kimmitt	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts
Cash Termination Payment				689,924		1,778,285
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						5,085
Outplacement Services						51,744
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	394,763	394,763	394,763		394,763	394,763
Unvested Restricted Stock	177,668	177,668	177,668		177,668	177,668
Unearned Annual Cash Incentive Awards					172,500	172,500
Unvested Retirement Benefits					207,535	207,535
Additional Retirement Benefits						602,637
Excise Tax Gross Up Payment						914,676

Total Pre-tax Benefit	572,431	572,431	572,431	689,924	952,466	4,314,893

Matthew J. Zolnowski	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts			Not Eligible
Cash Termination Payment				690,302		1,898,328
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						46,526
Outplacement Services						51,773
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	449,517	449,517			449,517	449,517
Unvested Restricted Stock	179,775	179,775			179,775	179,775
Unearned Annual Cash Incentive Awards					172,500	172,500
Unvested Retirement Benefits
Additional Retirement Benefits						532,516
Disability Payment
Excise Tax Gross Up Payment

Total Pre-tax Benefit	629,292	629,292		690,302	801,792	3,340,935

              Key Executive Employment and Severance Agreements – We currently have in effect Key Executive Employment and Severance Agreements, or KEESAs, with our executive officers, including each of our named executive officers. Under the KEESAs, after a change in control of our company, if we terminate the executive's employment other than by reason of death, disability or for cause, then the executive is entitled to a cash termination payment and other benefits. The executive is also entitled to a cash termination payment and other benefits if, after the change in control of our company, the executive terminates his employment for good reason. The termination payment will be equal to the sum of the executive's annual salary in effect at the change in control (or any subsequent higher salary) plus the highest annual bonus award paid during the three years before the change in control, multiplied by the number of years remaining in the employment period (up to three but not less than one). The amounts in the tables assume the maximum three years remaining in the employment period. The executive also is entitled to additional pension benefits equal to the difference between the amount he would actually be entitled to receive on retirement and the amount to which he would have been entitled to receive had he continued to work until the earlier of age 65 or the number of years remaining in the employment period (up to three). In addition, the KEESAs provide for outplacement services and continuation for up to three years of life and disability insurance, hospitalization, medical and dental coverage and other welfare benefits as in effect at the termination. The KEESAs provide that if the payments under the agreement are an "excess parachute payment" for purposes of the Internal Revenue Code, then we will pay the executive the amount necessary to offset the 20% excise tax that the Internal Revenue Code imposes and any additional taxes on this payment.

              In consideration of the KEESA benefits, the executive officer agrees not to compete with us for a period of 18 months after the executive officer leaves us and to keep in confidence any proprietary information or confidential information for a period of 18 months after the executive officer leaves us. Our Board of Directors can waive both of these conditions.

              Under the KEESAs, there is a "change in control" if:

  •
  any person is or becomes the beneficial owner of securities representing 25% or more of our outstanding Common Stock;

  •
  there is a change in the composition of our Board of Directors that at least two-thirds of the existing directors have not approved;

  •
  our shareholders approve a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) in which our shareholders control less than 50% of combined voting power after the merger, consolidation or share exchange; or

  •
  our shareholders approve of a plan of complete liquidation or dissolution or an agreement for the sale or disposition by us of all or substantially all of our assets.

              Under the KEESAs, the term "cause" generally means:

  •
  committing any act of fraud, embezzlement or theft in connection with the executive's duties as an executive officer;

  •
  continuing, willful and unreasonable refusal by an executive to perform duties or responsibilities;

  •
  willfully engaging in illegal conduct or gross misconduct that causes us demonstrable and serious financial injury;

  •
  willfully disclosing our trade secrets or confidential information; or

  •
  engaging in competition with us that our Board of Directors determines to be materially harmful to us.

              Under the KEESAs, the term "good reason" generally means:

  •
  a breach of the agreement by us;

  •
  any reduction in an executive's base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits;

  •
  a material adverse change in the executive's working conditions or status with us from such working conditions or status in effect during the 180-day period prior to the change in control, including but not limited to a significant change in the nature or scope of his authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that we remedy promptly after receipt of notice thereof;

  •
  relocation of the executive's principal place of employment to a location more than 50 miles from the executive's principal place of employment during the 180-day period prior to the change in control;

  •
  we require the executive to travel on business to a materially greater extent than was required during the 180-day period prior to the change in control;

  •
  our failure to cause a successor to assume an executive's agreement; or

  •
  we terminate the executive's employment after a change in control without delivering proper notice of termination.

              Stock Option Agreements – We have granted stock option awards to our named executive officers under both the Oshkosh Truck Corporation 1990 Incentive Stock Plan and the Oshkosh Truck Corporation 2004 Incentive Stock and Awards Plan. Both plans contain provisions that apply upon a termination of an executive or a change in control of our company.

Oshkosh Truck Corporation 1990 Incentive Stock Plan

              Under this plan and the related award agreements, if the executive's employment terminates by reason of the executive's death, disability or retirement, then the option award will become fully vested and will remain exercisable by the executive or his beneficiary for a period of one year after the date of the executive's death or disability or three months after the date of the executive's retirement. If we cease to employ the executive for any reason other than death, disability or retirement, then that portion of the option award that is exercisable on the date of the executive's termination of employment will remain exercisable for a period of three months after such date and the remaining portion of the option award will automatically expire on such date. Effective upon a change in control of our company, the option award will fully vest and will immediately become exercisable. "Change in control" in this plan is defined in the same manner as under the KEESAs.

Oshkosh Truck Corporation 2004 Incentive Stock and Awards Plan

              Under this plan and the related award agreements, if the executive's employment terminates by reason of the executive's death, disability or retirement, then the option award will become fully vested and will remain exercisable by the executive or his beneficiary for a period of one year after the date of the executive's death or disability or one to three years after the date of the executive's retirement. Effective upon a change in control of our company, the option award will fully vest and will immediately become exercisable, and the executive holding the option award will have the right to receive, in exchange for surrender of each option, an amount of cash equal to the excess of the greater of (i) the fair market value of a share of our Common Stock as determined on the date of the change in control and (ii) the highest per share price paid in the change in control transaction over the purchase or grant price of such shares under the option award. "Change in control" in this plan is defined in the same manner as under the KEESAs.

              The amounts in the tables above include the value attributable to unvested stock options that our named executive officers held, valued at the amount by which the closing price of our Common Stock on September 28, 2007 exceeds the exercise price of the unvested options.

              Restricted Stock Agreements – We have granted restricted stock awards to our named executive officers under both the Oshkosh Truck Corporation 1990 Incentive Stock Plan and the Oshkosh Truck Corporation 2004 Incentive Stock and Awards Plan. Both plans contain provisions that apply upon a termination of an executive or a change in control of our company.

Oshkosh Truck Corporation 1990 Incentive Stock Plan

              Under this plan and the related award terms, if the executive's employment terminates by reason of the executive's death or disability, then the shares of restricted stock will automatically vest in full and the shares will thereby be freely transferable. If the executive's employment terminates by reason of the executive's retirement prior to vesting, then the Human Resources Committee has the discretion to allow the shares of restricted stock to vest. No named executive officer who has received restricted stock under this plan was eligible for retirement at September 28, 2007. If the executive's employment terminates for any reason other than death, disability or retirement, then the executive will immediately forfeit any shares of restricted stock that the executive holds that are not vested on the date of such termination.

              Shares of restricted stock will not automatically vest upon a change in control of our company. However, the Human Resources Committee has the discretion to allow the shares to vest effective upon a change in control of our company. The amounts we disclose as "Unvested Restricted Stock" in the tables above assume that the Human Resources Committee does not exercise its discretion to allow the shares to vest effective upon a change in control and therefore do not include the value of shares of restricted stock that we have granted to Messrs. Bohn and Szews under this plan.

Oshkosh Truck Corporation 2004 Incentive Stock and Awards Plan

              Under this plan and the related award agreements, if the executive's employment terminates by reason of the executive's death, disability or retirement, then any shares of restricted stock that are not vested will become fully vested at the time the executive's employment is terminated as a result of death, disability or retirement. Mr. Kimmitt is the only named executive officer eligible for retirement under this plan at September 28, 2007. If we cease to employ the executive for any reason other than death, disability or retirement, then any shares of restricted stock held by the executive which are not vested on the date of such termination will be immediately forfeited. Effective upon a change in control of our company, any shares of restricted stock that have not vested will vest and the executive will have the right to receive, in exchange for surrender of such shares of restricted stock, an amount of cash equal to the greater of (i) the fair market value of a share of our Common Stock as determined on the date of the change in control and (ii) the highest per share price paid in the change in control transaction.

              The tables above include amounts attributable to unvested restricted stock that our named executive officers held valued at the closing price of our Common Stock on September 28, 2007.

              Performance Share Awards – Performance share awards have been granted to our named executive officers under the Oshkosh Truck Corporation 2004 Incentive Stock and Awards Plan. Under this plan and the related award terms, if the executive's employment terminates by reason of the executive's death, disability or retirement after the tenth trading day of the performance period in respect of an award, then the executive will receive a proportionate number of the shares of our Common Stock that the executive would have received had the performance period ended on the date of termination based on the number of days that have elapsed in the performance period prior to the date of termination. If we cease to employ the executive for any reason other than death, disability or retirement, then the executive will forfeit any rights with respect to an award of performance shares. Effective upon a change in control of our company that occurs during the performance period in respect of an award, the executive will be fully vested in the number of shares of our Common Stock calculated as if the performance period ended on the date of the change in control. The tables above do not reflect any amounts relating to performance share awards that we have granted to date because the performance period under those awards did not begin until the start of fiscal 2008.

              Oshkosh Truck Corporation Supplemental Executive Retirement Plan – Upon a change in control of our company, executives participating in our Executive Retirement Plan are credited with up to an additional three years of service and this benefit is vested without regard to the normal vesting schedule under the plan. Furthermore, if we terminate the executive's employment for any reason following the change in control, the executive will be entitled to receive a single lump sum cash payment equal to the present value (as determined under the Executive Retirement Plan) of such pension benefits within 60 days after the termination of the executive's employment. "Change in control" in the Executive Retirement Plan is defined in the same manner as under the KEESAs.

              Annual Cash Incentive Awards – Under the Oshkosh Truck Corporation 2004 Incentive Stock and Awards Plan, upon a change in control of our company, for any annual cash incentive award that a named executive officer has not earned by the time of the change in control, the named executive officer is entitled to receive a proportionate amount of the executive's annual cash incentive target award opportunity, based on the number of whole months that have elapsed in the fiscal year prior to the change in control. For each named executive officer, the amounts we disclose as "Unearned Annual Cash Incentive Awards" in the tables above assume that the change in control occurred prior to the end of the fiscal year and, therefore, the named executive officers did not yet earn their annual cash incentive awards, but the amounts do reflect the full target award opportunity for such executive for fiscal 2007 rather than only a proportionate amount. The Summary Compensation Table reflects the actual amount of the annual cash incentive award that each named executive officer earned for fiscal 2007. A named executive officer would not be entitled to receive both the amount in the tables above and the amount in the Summary Compensation Table.

              For purposes of determining the amount of any excise tax that the Internal Revenue Code may impose as a result of our payment of an executive's annual cash incentive target award opportunity upon a change in control of our company and to enable us to estimate any excise tax gross up payment that we would have to pay to the executive, we assume that the executive has earned the entire amount of the award as of September 28, 2007, the assumed date of the change in control.

Executive Employment Agreements

Mr. Bohn's Employment Agreement

              We entered into an employment agreement with Mr. Bohn on October 15, 1998. If we terminate Mr. Bohn's employment during the term of the employment agreement without cause, or if Mr. Bohn terminates his employment for good reason, then we are obligated to continue to pay his base salary and certain fringe benefits, including medical and dental insurance, pension and retirement benefits and other similar benefits, for the remainder of the term as provided in the employment agreement. In addition to salary and fringe benefits, if we terminate Mr. Bohn's employment during the term of the employment agreement without cause, or if Mr. Bohn terminates his employment for good reason, then we are also obligated to pay to Mr. Bohn, on the last day of each fiscal year during the term as provided in the employment agreement, an amount equal to the average bonus paid or payable to Mr. Bohn with respect to the three full fiscal years preceding the date of termination of Mr. Bohn's employment. If Mr. Bohn becomes totally disabled during the term of his employment with us, and he is not paid his base salary, Mr. Bohn is entitled to receive benefits under our long-term disability program in an aggregate amount equal to 60% of his base salary then in effect for so long as such benefits would continue under our long-term disability program. Mr. Bohn's employment agreement entitles him to life insurance equal to three times his base salary and target bonus. The Summary Compensation Table reflects the premiums we have paid for this life insurance, but we do not include amounts payable under this life insurance in the table above that relates to Mr. Bohn.

              In consideration of the benefits provided to Mr. Bohn in his employment agreement, Mr. Bohn agrees not to compete with us for a period of one year after the termination of his employment, except in the event of our material breach of the employment agreement, and to keep in confidence any proprietary information or confidential information for a period of five years after the termination of his employment.

              Under Mr. Bohn's employment agreement, the term "cause" generally means:

  •
  engaging in theft, dishonesty, fraudulent misconduct, disclosure of trade secrets, gross dereliction of duty or other grave misconduct that is substantially injurious to us;

  •
  willfully causing a material injury to our reputation, business or prospects;

  •
  being convicted of a felony;

  •
  consenting to an order of the SEC for a violation of the federal securities laws;

  •
  repeatedly demonstrating a failure to perform material duties, not due to illness or disability;

  •
  the filing of a petition under federal bankruptcy laws or state insolvency laws by or against Mr. Bohn; or

  •
  failing to timely file required federal or state income tax returns and pay related taxes.

              Under Mr. Bohn's employment agreement, the term "good reason" means a material breach by us of the terms and conditions of the employment agreement.

Mr. Szews' Employment Agreement

              We entered into an employment agreement with Mr. Szews on March 20, 2007. If, prior to the end of the term of the employment agreement, we terminate Mr. Szews' employment other than for cause, or Mr. Szews terminates his employment for good reason, then we are obligated to pay to Mr. Szews as severance pay, in lieu of base salary and bonus for the remaining term of the employment agreement, an amount equal to two times the sum of (i) Mr. Szews' base salary, plus (ii) an amount equal to the average of the annual bonuses paid or payable to Mr. Szews with respect to the three full fiscal years preceding the date of termination. In addition, we are obligated to pay a pro rata bonus for the fiscal year in which the termination occurs and fringe benefits for the remaining term of the employment agreement.

              In consideration of the benefits provided to Mr. Szews in his employment agreement, Mr. Szews entered into a confidentiality and loyalty agreement with us whereby he agrees not to compete with us for a period of 18 months after the termination of his employment and to keep in confidence any proprietary information or confidential information for a period of two years after the termination of his employment. In this agreement, Mr. Szews also agrees not to solicit our employees and to notify us before accepting employment with a competitor of ours for a period of 18 months after the termination of his employment.

              Under Mr. Szews' employment agreement, "cause" is defined in the same manner as under Mr. Bohn's employment agreement, except that under Mr. Szews' employment agreement, "cause" also means:

  •
  being involved in the commission of an impropriety involving our financial statements;

  •
  committing material violations of our codes of conduct; or

  •
  materially breaching obligations under the confidentiality and loyalty agreement.

              Under Mr. Szews' employment agreement, the term "good reason" means any substantial breach by us of the employment agreement that is not remedied by us promptly after receipt of notice thereof from Mr. Szews.

Deferred Compensation Plan—A termination of an executive officer or a change in control of our company would not impact the amounts payable to our named executive officers under the Oshkosh Truck Corporation Deferred Compensation Plan for Directors and Executive Officers. We fully disclose the amounts our named executive officers would receive under the Deferred Compensation Plan in the Non-Qualified Deferred Compensation Table above.

DIRECTOR COMPENSATION

              The table below summarizes the compensation paid to or earned by our non-employee directors during fiscal 2007.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (3) (4) (5)	Option Awards ($) (3) (4) (5)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Non-Qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($)	Total ($)
J. William Andersen	56,000	66,473	58,322	—	—	—	180,795
Robert A. Cornog	54,500	58,740	49,271	—	—	—	162,511
Richard M. Donnelly	60,500	66,473	58,322	—	6,679	—	191,974
Donald V. Fites	53,000	66,473	58,322	—	—	—	177,795
Fredrick M. Franks, Jr.	59,000	66,473	58,322	—	—	—	183,795
Michael W. Grebe	70,000	66,473	58,322	—	—	—	194,795
Kathleen J. Hempel	59,500	66,473	58,322	—	—	—	184,295
Harvey N. Medvin	66,000	66,473	54,764	—	—	—	187,237
J. Peter Mosling, Jr.	50,000	66,473	58,322	—	—	—	174,795
Timothy J. Roemer(2)	19,125	11,386	9,488	—	—	—	39,999
Richard G. Sim	56,000	66,473	58,322	—	7,456	—	188,251

                  (1)          Directors who also are employees, Messrs. Bohn and Szews, receive no additional compensation for their service on our Board of Directors and are not included in this table. The compensation Messrs. Bohn and Szews received as our employees during and for fiscal 2007 is shown in the Summary Compensation Table above.

              (2)          Our Board of Directors appointed Mr. Roemer to our Board on May 15, 2007. In connection with his appointment, we awarded Mr. Roemer 825 shares of restricted stock and options to purchase 1,950 shares of our Common Stock at a price of $59.58 per share. The restricted stock and stock option awards were each made under our 2004 Incentive Stock and Awards Plan. In addition, Mr. Roemer received a pro rata portion of the current quarterly retainer paid to our non-employee directors.

              (3)          The amounts in this column are based on the dollar amount of the expense that we recognized in connection with awards to our non-employee directors under our 1990 Incentive Stock Plan and our 2004 Incentive Stock and Awards Plan for financial statement reporting purposes for the fiscal year ended September 30, 2007. We determined the amount of the expense in accordance with FAS 123R, except that, in compliance with SEC requirements, the amounts reported in our Director Compensation Table do not take into account any estimates of forfeitures relating to service-based vesting. In general, FAS 123R requires us to expense the value of equity awards ratably over the vesting period of the equity award, or a shorter period based upon certain acceleration provisions of the awards, and the amounts in our Director Compensation Table therefore include amounts attributable to awards granted in and prior to fiscal year 2007. Note 15 to our audited consolidated financial statements for the fiscal year ended September 30, 2007, which are included in our Annual Report on Form 10-K that we filed with the SEC on November 21, 2007, includes assumptions (other than estimates of forfeitures) that we used in the calculation of these amounts.

              (4)          The table below sets forth the aggregate number of unvested restricted stock awards and the aggregate number of stock option awards of each of our non-employee directors outstanding at September 30, 2007.

Name	Aggregate Number of Outstanding Restricted Stock Awards (#)	Aggregate Number of Outstanding Stock Option Awards (#)
J. William Andersen	2,252	29,050
Robert A. Cornog	2,460	7,488
Richard M. Donnelly	2,252	36,050
Donald V. Fites	2,252	55,050
Fredrick M. Franks, Jr.	2,252	79,050
Michael W. Grebe	2,252	67,050
Kathleen J. Hempel	2,252	67,050
Harvey N. Medvin	2,252	8,250
J. Peter Mosling, Jr.	2,252	79,050
Timothy J. Roemer	829	1,950
Richard G. Sim	2,252	55,050

              (5)          The grant date fair value of the equity awards we granted in fiscal 2007 to all non-employee directors other than Mr. Roemer, computed in accordance with FAS 123R, was $587,400 for stock awards and $492,710 for option awards. The grant date fair value of the equity awards we granted to Mr. Roemer in fiscal 2007 was $49,154 for stock awards and $40,950 for option awards.

              (6)          The amounts in this column represent above-market interest on non-qualified deferred compensation. The above-market interest rate is the percentage amount by which the interest rate earned on deferred compensation of 9.25% during fiscal 2007 exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set (120% of the applicable federal long-term interest rate was 7.344%, 6.924%, 7.080% and 6.936% for the first, second, third and fourth quarters, respectively, of fiscal 2007).

              Retainer and Meeting Fees – Each non-employee director is entitled to receive an annual retainer of $35,000 and a fee of $1,500 for each Board and Board committee meeting attended, including telephonic Board meetings. The Chairperson of the Audit Committee receives an additional annual retainer of $10,000 and the Chairpersons of the Governance, and Human Resources Committees receive an additional annual retainer of $5,000. Additionally, we reimburse directors for reasonable travel and related expenses that they incur in attending Board and Board committee meetings as well as continuing education programs.

              Stock Options—We grant our non-employee directors stock options under the Oshkosh Truck Corporation 2004 Incentive Stock and Awards Plan. The exercise price for options is the closing share price of our Common Stock on the date of the grant. These grants generally occur at the meeting of our Board of Directors held on the date of our annual meeting of shareholders, or at the time a director joins our Board. Options have a term of 10 years and one month and vest ratably over a three year period beginning with the first 33.3% vesting one year after the date of grant, the second 33.3% vesting two years after the date of grant and the final 33.4% vesting three years after the date of grant. If a director ceases to be a member of the Board as a result of death, disability or retirement, then the director's options will become fully vested. If a director ceases to be a member of the Board for any reason other than death, disability or retirement, prior to the date the options are fully vested, then the director will forfeit the options that have not vested on the date the director ceases to be a member of the Board. Effective upon a change in control of our company, the option will fully vest and will immediately become exercisable and the director holding the option will have the right to receive, in exchange for surrender of the option, an amount of cash equal to the excess of the greater of (i) the fair market value of a share of our Common Stock as determined on the date of the change in control and (ii) the highest per share price paid in the change in control transaction over the purchase or grant price of such shares under the option award.

              Restricted Stock Awards—Our non-employee directors receive shares of restricted stock under the Oshkosh Truck Corporation 2004 Incentive Stock and Awards Plan. Awards of restricted stock vest ratably over a three year period beginning with the first 33.3% vesting one year after the date of grant, the second 33.3% vesting two years after the date of grant and the final 33.4% vesting three years after the date of grant. Any shares of restricted stock that are not vested will become fully vested at the time the director ceases to be a member of the Board as a result of death, disability or retirement. All non-employee directors other than Mr. Roemer are currently eligible to retire. If a director ceases to be a member of the Board for any reason other than death, disability or retirement, then the director will forfeit all shares of restricted stock that have not vested as of the date the director ceases to be a member of the Board. Effective upon a change in control of our company, any shares of restricted stock that have not vested will vest and the director will have the right to receive, in exchange for surrender of such shares of restricted stock, an amount of cash equal to the greater of (i) the fair market value of a share of our Common Stock as determined on the date of the change in control and (ii) the highest per share price paid in the change in control transaction.

              Deferred Compensation Plan—Our non-employee directors may elect to participate in our Deferred Compensation Plan for Directors and Executive Officers, under which each director may defer up to 100% of all retainer fees, attendance fees and fees for serving as a committee chair. We will reduce the fees paid to each director by the amount of all deferrals made on his or her behalf.

              A director participating in the Deferred Compensation Plan may elect to have his or her deferrals credited to a fixed-income investment account or a stock account. Deferrals credited to a fixed-income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding plan year quarter, plus 1%. We treat deferrals credited to a stock account as though invested in our Common Stock. Any dividends earned on our Common Stock are reinvested in each director's stock account.

              Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years at the election of the director. Payments generally initiate upon the director ceasing to be a member of the Board. However, in the event of a change in control of our company, as defined in the Deferred Compensation Plan, we will pay out the accounts of all directors in a single lump sum cash payment.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1:
Election of Directors

              Our Board of Directors has nominated twelve people for election as directors at the Annual Meeting. Each of the nominees currently is a director of our company and, with the exception of Messrs. Roemer and Szews, was elected at the 2007 Annual Meeting. If our shareholders elect these directors, then the directors will hold office until the next Annual Meeting, or until their successors have been elected and qualified.

              The nominees are: J. William Andersen, Robert G. Bohn, Robert A. Cornog, Richard M. Donnelly, Frederick M. Franks, Jr., Michael W. Grebe, Kathleen J. Hempel, Harvey N. Medvin, J. Peter Mosling, Jr., Timothy J. Roemer, Richard G. Sim and Charles L. Szews. Their biographical information is set forth on pages 5-7 of this Proxy Statement.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Proposal 2:
Amend our Restated Articles of Incorporation to change our corporate name from "Oshkosh Truck Corporation" to "Oshkosh Corporation"

              We are asking our shareholders to vote for the proposal to amend our Restated Articles of Incorporation to change our corporate name from "Oshkosh Truck Corporation" to "Oshkosh Corporation." It is our belief that the current name does not accurately reflect the breadth of our product lines. Removing the reference to any specific product in our corporate name will ensure our identification remains relevant as we continue to grow and diversify.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND OUR RESTATED ARTICLES OF INCORPORATION TO CHANGE OUR CORPORATE NAME FROM "OSHKOSH TRUCK CORPORATION" TO "OSHKOSH CORPORATION."

Proposal 3:
Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2008

              The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent auditors for the fiscal year ending September 30, 2008.

              Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

              We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent auditors. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, to our shareholders for ratification because we value our shareholders' views on our independent auditors and as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interests of our company and our shareholders.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS OUR INDEPENDENT AUDITORS.

Proposal 4:
Shareholder Proposal

              The following proposal was submitted by one of our individual shareholders and will be voted on at the Annual Meeting if it is properly presented. Such shareholder's name, address, and number of shares of Common Stock held may be obtained upon written request therefor made to our Secretary. The proposal has been included verbatim as we received it.

"4—Redeem our Poison Pill

RESOLVED: Shareholders request that our Board take the steps to redeem our poison pill or subject it to a shareholder vote. Currently our management is protected by a poison pill that triggers at a low 15% threshold. A poison pill has the potential to give our directors increased job security if our stock price declines significantly due to our directors' poor performance.

"Poison pills... prevent shareholders, and the overall market, from exercising their right to discipline management by turning it out. They entrench the current management, even when it's doing a poor job. They water down shareholders' votes and deprive them of a meaningful voice in corporate affairs."

              "Take on the Street" by Arthur Levitt, SEC Chairman, 1993-2001

"[Poison pill] That's akin to the argument of a benevolent dictator, who says, 'Give up more of your freedom and I'll take care of you."'

              T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

"That's the key negative of poison pills – instead of protecting investors, they can also preserve the interests of management deadwood as well."

              Morningstar.com, Aug. 15, 2003

              This topic won a 52% yes-vote average at 12 major companies in 2006. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

              John Chevedden, Redondo Beach, Calif., who sponsored a number of proposals on this topic, said the advantage for adopting this proposal should be evaluated in the context of our company's overall corporate governance. For instance in 2007 the following governance status was reported for our company (and certain concerns are noted):

  •
  The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent research firm rated our company:
  "Moderate" in Overall Governance Risk Assessment.
  "Moderate Concern" regarding our Board of Directors.
  •
  We had no Independent Chairman nor even a Lead Director.
  •
  No Cumulative voting right.
  •
  No shareholder right to act by written consent.

  •
  Directors Fites and Cornog were designated "Accelerated Vesting" directors due to their service on a board that accelerated stock option vesting just prior to implementation of FAS 123R.
  •
  Director Mosling was potentially conflicted – due to non-director business with our company.
  •
  Plus Directors Mosling and Andersen had 31-years tenure which could impact their independence.
  •
  We had no Compensation or Nomination Board Committee.
  •
  We had not yet graduated to a majority vote election standard.
  •
  We had supermajority vote barriers as high as 80%.

              The above deficiencies shows there is room for improvement and serves as an opportunity for other shareholders, who own at least $2,000 of stock, to submit proposals similar to this regarding some of the above topics. These deficiencies also reinforce the reason to take one step forward now and vote yes: Redeem Our Poison Pill Yes on 4"

              The Board of Directors recommends a vote Against proposal number 4 for the following reasons:

              As applicable law permits, our Board adopted our shareholder rights agreement on February 1, 1999. Adoption of the shareholder rights agreement followed our Board's careful and thorough review of the facts then at issue. Our Board concluded it was in the best interests of our shareholders to adopt a rights agreement that would provide our shareholders protection against takeover bids or threats that did not fairly value our company.

              In the context of a takeover bid or threat, it is necessary to collect a great deal of information, review it and act on it, all on a timely basis, to ensure that the interests of our shareholders are considered and appropriately addressed. Our directors believe actions that are necessary in this context, including those regarding a shareholder rights agreement, are appropriately taken by a Board comprised of a majority of independent directors that our shareholders have elected, and whose decision-making process is subject to the requirements of fiduciary duties owed to all shareholders of our company.

              Several studies have validated the economic benefits of a shareholder rights agreement, which support our Board's actions concerning our rights agreement. A February 2004 Corporate Governance Study commissioned by Institutional Shareholder Services ("ISS") revealed that companies with strong takeover defenses – including shareholder rights plans – achieved: higher shareholder returns over three-, five- and ten-year periods; higher return on equity; higher return on sales; higher net profit margins; higher dividend payouts; higher dividend yields; and higher interest coverage and operating cash flow to liability ratios. These findings are consistent with what studies by Georgeson & Co. and J.P. Morgan about shareholder rights plans have historically concluded, which is that rights plans had a favorable impact on stockholder value.

              In addition, our Board notes that the proposal contains errors and inaccuracies which include: a failure to note Mr. Grebe's designation as our Presiding Director (our designation for lead director); an incorrect representation of our Board's committee structure, which includes a Human Resources Committee (our designation for what other companies have named a compensation committee) and a Governance Committee (our designation for what other companies have named a nominating committee); an unsubstantiated and incorrect characterization of a director as "potentially conflicted"; statements regarding director independence made without reference to our independence standards, discussed above, or NYSE independence standards; and a misleading description of the service of two of our directors that refers to their service on the boards of directors of other companies.

              Our Board is concerned that a shareholder of our company would submit a proposal with such errors and inaccurate characterizations of facts, knowing that the proposal would be published in this Proxy Statement, and our Board believes such concern provides another basis to vote Against the proposal.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NUMBER 4.

OTHER MATTERS

              Management knows of no matters other than those stated which are likely to be brought before the Annual Meeting. However, in the event that any other matter properly shall come before the meeting, it is the intention of the persons named in the forms of proxy to vote the shares represented by each such proxy in accordance with their judgment on such matters.

              All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 ("Rule 14a-8") for presentation at the 2009 Annual Meeting must be received at our offices located at P.O. Box 2566, Oshkosh, Wisconsin 54903-2566, by August 22, 2008 for inclusion in the proxy statement for our 2009 Annual Meeting.

              A shareholder who intends to present business, other than a shareholder's proposal pursuant to Rule 14a-8, or nominate a director at the 2009 Annual Meeting must comply with the requirements set forth in our By-Laws. Among other things, a shareholder must give written notice to our Secretary not less than 45 days and not more than 70 days prior to the first anniversary of the date on which we first made the proxy materials for our 2008 Annual Meeting available to shareholders. Therefore, since we anticipate making this Proxy Statement available on December 20, 2007, we must receive notice of a shareholder's intent to present business, other than pursuant to Rule 14a-8, or nominate a director at the 2009 Annual Meeting no sooner than October 11, 2008, and no later than November 5, 2008.

              If the notice is received after November 5, 2008, then we are not required to present such proposal at the 2009 Annual Meeting because the notice will be considered untimely. If our Board of Directors chooses to present such a shareholder's proposal submitted after November 5, 2008 at the 2009 Annual Meeting, then the persons named in proxies solicited by our Board of Directors for the 2009 Annual Meeting may exercise discretionary voting power with respect to such proposal.

              If a shareholder complies with the following procedures, then the Governance Committee will consider director candidates that such shareholder has recommended for available seats on our Board. For a shareholder to properly recommend a director candidate for consideration, the shareholder must provide written notice to the attention of our Secretary at our address as shown on the Notice of Annual Meeting of Shareholders included herewith. Such notice must include the shareholder's name, address, the class and number of shares of Common Stock owned, the name, age, business address and principal occupation of the candidate, and the number of shares of Common Stock beneficially owned by the candidate, if any. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. We may require any candidate to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. Our Secretary will forward the recommendations to the Governance Committee for consideration.

              Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials, Annual Report to Shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report to Shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling or writing Ms. Margaret Wacholtz, Oshkosh Truck Corporation, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566, (920) 235-9151 ext. 22889.

COST OF SOLICITATION

              We will bear the cost of soliciting proxies, including preparing, printing and mailing this Proxy Statement, should you request a printed copy of the proxy materials, and the Notice of Internet Availability of Proxy Materials. Proxies may be solicited personally, by mail or by telephone by certain of our officers, regular employees or representatives. We will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold stock for us.

OSHKOSH TRUCK CORPORATION ATTN: INVESTOR RELATIONS OSHKOSH, WI 54903-2566	VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time February 4, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Oshkosh Truck Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

 VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oshkosh Truck Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

 VOTE BY TELEPHONE
Follow instructions in printed proxy materials for voting using a toll-free number.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	OSHKO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OSHKOSH TRUCK CORPORATION

The Board of Directors Recommends a Vote FOR the
following nominees for Director:

A.	Election of Directors		For	Against	Abstain	The Board of Directors Recommends a Vote FOR Proposals 2 and 3.

	1a.	J. William Andersen	☐	☐	☐	B.	Proposal to amend the Company's Restated Articles of Incorporation to change the name of the Company from "Oshkosh Truck Corporation" to "Oshkosh Corporation"	For	Against	Abstain
	1b.	Robert G. Bohn	☐	☐	☐	2.	Amend the Company's Restated Articles of Incorporation to change the name of the Company from "Oshkosh Truck Corporation" to Oshkosh Corporation"	☐	☐	☐
	1c.	Robert A. Cornog	☐	☐	☐
	1d.	Richard M. Donnelly	☐	☐	☐	C.	Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company's independent auditors for fiscal year 2008.	For	Against	Abstain
	1e.	Frederick M. Franks, Jr.	☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company's independent auditors for the fiscal year ending September 30, 2008.	☐	☐	☐
	1f.	Michael W. Grebe	☐	☐	☐
	1g.	Kathleen J. Hempel	☐	☐	☐
	1h.	Harvey N. Medvin	☐	☐	☐	The Board of Directors recommends a vote AGAINST the following Proposal.
	1i.	J. Peter Mosling, Jr.	☐	☐	☐	D.	Shareholder Proposal	For	Against	Abstain
	1j.	Timothy J. Roemer	☐	☐	☐	4.	Shareholder Proposal—To redeem or bring to shareholder vote the Company's shareholder rights plan.	☐	☐	☐
	1k.	Richard G. Sim	☐	☐	☐
	1l.	Charles L. Stews	☐	☐	☐

E.	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed. Signature(s) in Box
I hereby acknowledge receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.
 Note: Please sign name exactly as it appears hereon. When signing as attorney, executor, trustee or guardian, please add title.
For joint accounts, each owner should sign.

	Signature [PLEASE SIGN WITHIN BOX] Date						Signature (Joint Owners) Date

Preliminary Version

PROXY
OSHKOSH TRUCK CORPORATION
Revocable Proxy for the 2008 Annual Meeting of Shareholders
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby appoint Robert G. Bohn and Bryan J. Blankfield, and each of them, each with full power to act without the other, and each with full power of substitution (the "Proxies"), as my proxy to vote all shares of Common Stock that I am entitled to vote at the Annual Meeting of Shareholders of Oshkosh Truck Corporation (the "Company") to be held at the Fox Cities Performing Arts Center, 400 West College Avenue, Appleton, Wisconsin, at 10:00 a.m. CST, on Tuesday, February 5, 2008, or at any adjournment thereof, as set forth herein, hereby revoking any proxy previously given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

IF NO DIRECTION IS MADE, THEN THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1, "FOR" THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO CHANGE OUR COMPANY NAME IN ITEM 2, "FOR" THE RATIFICATION OF AUDITORS IN ITEM 3 AND "AGAINST" THE SHAREHOLDER PROPOSAL IN ITEM 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE
DETACH AND RETURN PROMPTLY USING THE ENVELOPE PROVIDED

QuickLinks

  VOTING PROCEDURES
  GOVERNANCE OF THE COMPANY
  The Board of Directors
  Nominees
  Committees of the Board of Directors
  Committee Membership (*Indicates Chair)
  Audit Committee
  Executive Committee
  Governance Committee
  Human Resources Committee
  Corporate Governance Documents
  Policies and Procedures Regarding Related Person Transactions
  REPORT OF THE AUDIT COMMITTEE
  Audit and Non-Audit Fees
  Pre-approval of Services by the Independent Registered Public Accounting Firm
  STOCK OWNERSHIP
  Stock Ownership of Directors, Executive Officers and Other Large Shareholders
  Section 16(a) Beneficial Ownership Reporting Compliance
  REPORT OF THE HUMAN RESOURCES COMMITTEE
EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
  Introduction
  Oversight
  Compensation Philosophy and Objectives
  Annual Compensation Plans Design Review
  Determining Pay Levels
  Base Salary
  Annual Cash Incentive Awards
  Equity-Based Long-Term Incentive Awards
  Stock Options
  Performance Share Awards
  Retirement Benefits
  Deferred Compensation
  Certain Perquisites and Benefit Programs
  Executive Employment And Severance Agreements And Other Agreements
  Employment Agreements
Severance Agreements
  Stock Ownership Guidelines
  Tax Treatment of Compensation
  Conclusion
  Summary Compensation Table
  Grants of Plan Based Awards
  Outstanding Equity Awards at September 30, 2007
  Option Exercises and Stock Vested Table
  Pension Benefits
  Non-Qualified Deferred Compensation
  Potential Payments Upon Termination or Change in Control
  Executive Employment Agreements
Deferred Compensation Plan
  DIRECTOR COMPENSATION
Stock Options
Restricted Stock Awards
Deferred Compensation Plan
  PROPOSALS REQUIRING YOUR VOTE
Proposal 1: Election of Directors
Proposal 2: Amend our Restated Articles of Incorporation
Proposal 3: Ratification of the appointment of Deloitte
Proposal 4: Shareholder Proposal
  OTHER MATTERS
  COST OF SOLICITATION